                                                                    EXHIBIT 10.1

                  SECOND AMENDED AND RESTATED LOAN AGREEMENT
                  ------------------------------------------

     THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT is entered into as of July 30, 1999, between MATRIX FINANCIAL SERVICES CORPORATION, an Arizona corporation ("Borrower"), the Lenders described below, and BANK ONE, TEXAS, N.A., as Administrative Agent for Lenders.

                     (See Section 1.1 for defined terms.)

     A. Borrower, certain lenders, and Administrative Agent are parties to the Loan Agreement (as renewed, extended, or amended, the "Original Loan Agreement") dated as of July 12, 1995, providing for, among other things, (i) a revolving line of credit to finance Borrower's Mortgage Loan origination and acquisition until those Mortgage Loans are sold in the secondary market, (ii) a sublimit of that revolving line of credit to pay certain Servicing Payments, and (iii) a line of credit with a term conversion feature to repay certain of Borrower's then-existing-term Debt and to finance Borrower's Servicing Portfolio origination and acquisition.

     B. Borrower, certain lenders, and Administrative Agent entered into the Amended and Restated Loan Agreement (as renewed, extended, or amended, the "Existing Loan Agreement") dated as of January 31, 1997, to entirely amend, modify, and restate the Original Loan Agreement in order to, among other things,
(i) renew, increase, and extend the indebtedness under the Original Loan Agreement, (ii) increase the aggregate Warehouse and Term-Line Commitments,
(iii) eliminate the receivables sublimit under the Warehouse Commitment and add the Working-Capital Commitment, (iv) amend certain sublimits, (v) add the Second-Lien and Repurchase Sublimits under the Warehouse Commitment, (vi) modify certain financial covenants, and (vii) add the Overline Facility.

     C. Borrower has requested that the lenders under the Existing Loan Agreement (collectively, the "Existing Lenders") entirely amend, modify, and restate the Existing Loan Agreement in the form of this agreement in order to, among other things, (i) renew, and extend the indebtedness under the Existing Loan Agreement, (ii) provide for Borrowings supported by Eligible-Alt-A Loans and Eligible-Subprime Loans, (iii) remove all Nonconforming Loans (as defined in Existing Loan Agreement) from the Borrowing Base, (iv) remove the Overline Facility, and (v) make certain related changes.

     D. Upon and subject to the terms and conditions of this agreement, Lenders are willing to entirely amend and restate the Existing Loan Agreement.

     ACCORDINGLY, for adequate and sufficient consideration, Borrower, Lenders, and Administrative Agent agree that the Existing Loan Agreement shall be amended and restated in its entirety, as follows:

SECTION 1. DEFINITIONS AND REFERENCES. Unless stated otherwise, the following provisions apply to each Loan Document, and annexes, exhibits, and schedules to, and certificates, reports, and other writings delivered under, the Loan Documents.

     1.1  Definitions.

     "Acknowledgment Agreement" means, at any time and as applicable, the form of Acknowledgment Agreement then required by (a) FHLMC to be executed as a condition to the creation of a security interest in

Servicing Rights for Mortgage Pools serviced for FHLMC, completed and executed by Borrower, Administrative Agent, (if necessary) each Lender, and FHLMC, and otherwise in form acceptable to Administrative Agent, together with every supplement to and replacement for that agreement in accordance with the FHLMC Guide, (b) FNMA to be executed as a condition to the creation of a security interest in Servicing Rights for Mortgage Pools serviced for FNMA, completed and executed by Borrower, Administrative Agent, (if necessary) each Lender, and FNMA, and otherwise in form acceptable to Administrative Agent, together with every supplement to and replacement for that agreement in accordance with the FNMA Guide, and (c) GNMA to be executed as a condition to the creation of a security interest in Servicing Rights for Mortgage Pools guaranteed by GNMA, completed and executed by Borrower, Administrative Agent, (if necessary) each Lender, and GNMA, and otherwise in form acceptable to Administrative Agent, together with every supplement to and replacement for that agreement in accordance with the GNMA Guide.

     "Adjusted-Net Worth" means, at any time, the sum (without duplication) of
(a) the Companies' consolidated stockholders' equity plus (b) any Permitted Debt outstanding under the Revolving Subordinated Loan Agreement between Borrower and Guarantor referred to in Section 8.1(c).

     "Adjusted-Tangible-Net Worth" means, at any time, the sum (without duplication) of (a) the Companies' consolidated stockholders' equity, plus (b) the lesser of either (i) 1.25% of the Servicing Portfolio or (ii) the Appraised Value of the Servicing Portfolio, minus (c) purchased servicing, originated mortgage servicing rights (sometimes known in the industry as "OMSRs"), deferred excess servicing, rights with respect to the foregoing, and unamortized debt discount and expense, minus (d) treasury stock, minus (e) any surplus resulting from the write-up of assets, minus (f) goodwill, including, without limitation, any amounts representing the excess of the purchase price paid for acquired assets, stock, or interests over the book value assigned to them, minus (g) patents, trademarks, service marks, trade names, and copyrights, minus (h) Borrower's direct and indirect guaranties of Debt of any other Person, (other than Matrix Bancorp., Inc., minus (i) Borrower's obligation with respect to letters of credit, acceptances, and similar obligations, minus (j) other intangible assets, plus (k) any Permitted Debt expressly subordinated to the Obligation.

     "Affiliate" of a Person means any other individual or entity who directly or indirectly controls, is controlled by, or is under common control with that Person. For purposes of this definition (a) "control," "controlled by," and "under common control with" mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or other interests, by contract, or otherwise), and (b) the Companies are "Affiliates" of each other.

     "Administrative Agent" means, at any time, Bank One, Texas, N.A. (or its successor appointed under Section 11.6), acting as administrative, collateral, and managing agent for Lenders under the Loan Documents.

     "Administrative Agent's Request" is defined in Section 2.3(f).

     "Alt-A Borrowing" means a Warehouse Borrowing which is (a) a Ratable Borrowing or Swing Borrowing, (b) subject to the Alt-A Sublimit, and (c) supported by the Borrowing Base for Eligible-Alt-A Loans.

     "Alt-A Sublimit" means, at any time, $30,000,000.

     "Applicable-Covered Rate" means, for each Borrowing-Purpose Category in the table below, the annual interest rate stated beside that category:

                                            Borrowing-Purpose Category                              Applicable-Covered Rate
                            Gestation Borrowings                                                               0.850%

                            Conforming Warehouse Borrowings                                                    1.250%

                            Alt-A Borrowings                                                                   1.375%

                            Repurchase Borrowings                                                              1.375%

                            Indirect-Warehouse Borrowings                                                      1.500%

                            Second-Lien Borrowings                                                             1.500%

                            Subprime Borrowings                                                                1.500%

                            Working-Capital Borrowings                                                         1.500%

                            Term-Line Borrowings                                                               2.000%

     "Applicable Margin" means, for each Borrowing-Purpose Category and relevant Borrowing-Price Category in the table below, the positive or negative interest margin beside those categories:

                       Borrowing-Purpose Category           Borrowing-Price Category          Applicable Margin
               Gestation Borrowings                         Base Rate                               0.000%

                                                            Fed-Funds Rate or LIBOR                 0.850%

               Conforming Warehouse Borrowings              Base Rate                               0.000%

                                                            Fed-Funds Rate or LIBOR                 1.250%

               Swing Borrowings                             Base Rate                               0.000%

                                                            Fed-Funds Rate                          1.250%

               Alt-A Borrowings                             Base Rate                               0.000%

                                                            Fed-Funds Rate or LIBOR                 1.375%

               Repurchase Borrowings                        Base Rate                               0.000%

                                                            Fed-Funds Rate or LIBOR                 1.375%

               Indirect-Warehouse Borrowings                Base Rate                               0.000%

                                                            Fed-Funds Rate or LIBOR                 1.500%

                       Borrowing-Purpose Category           Borrowing-Price Category          Applicable Margin
               Second-Lien Borrowings                       Base Rate                               0.000%

                                                            Fed-Funds Rate or LIBOR                 1.500%

               Subprime Borrowings                          Base Rate                               0.000%

                                                            Fed-Funds Rate or LIBOR                 1.500%

               Working-Capital Borrowings                   Base Rate                               0.500%

               Term-Line Borrowings                         Base Rate                               1.000%

                                                            Fed-Funds Rate or LIBOR                 2.000%

     "Appraisal" means, for any Mortgage Loan, a written statement of the market value of the real property securing it.

     "Appraisal Law" means any Law that is applicable to appraisals of mortgaged-residential property in connection with transactions involving that property, including, without limitation, Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991, 12 C.F.R. Chapter I, Part 34, Subpart C, 12 C.F.R. Chapter II, Subchapter A, Part 225, Subpart G, and 12 C.F.R. Chapter III, Subchapter B, Part 323.

     "Appraised Value" means, at any time, the appraised value of the Servicing Portfolio determined in the appraisal most recently delivered to Administrative Agent by an appraiser and in a manner and form satisfactory to Administrative Agent.

     "Approved Investor" means (a) FHLMC, FNMA, and GNMA and (b) any other Person from time to time named on lists (separate lists will be maintained for Alt-A Borrowings, Subprime Borrowings, Second-Lien Borrowings, and for all other Warehouse Borrowings) agreed to by Administrative Agent and Borrower, which lists Administrative Agent shall furnish to any Lender upon request, as those lists may be amended from time to time (i) by Borrower and Administrative Agent to remove or add other names as Administrative Agent and Borrower may agree,
(ii) by either Administrative Agent or Determining Lenders to remove any such other Person after Administrative Agent has or Determining Lenders have given to Borrower notice of, and an opportunity to discuss, the proposed removal of that Person, or (iii) automatically, without signing by any party, to remove any such Person who then (A) is not Solvent, (B) fails to pay its debts generally as they become due, (C) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Law, or (D) becomes a party to or is made the subject of any proceeding provided for by any Debtor Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of any Company, Administrative Agent, or any Lender in connection with the transactions contemplated in the Loan Documents. With respect to Jumbo Loans, the term "Approved Investor" will be deemed to refer to an Approved-Jumbo Investor.

     "Approved-Jumbo Investor" means (a) FHLMC, FNMA, and GNMA and (b) any other Person from time to time named on a list agreed to by Administrative Agent and Borrower, which Administrative Agent shall furnish to any Lender upon request, as that list may be amended from time to time (i) by Borrower and Administrative Agent to remove or add other names as Administrative Agent and Borrower may agree, (ii) by either Administrative Agent or Determining Lenders to remove any such other Person after Administrative Agent has or Determining Lenders have given to Borrower notice of, and an opportunity to discuss, the proposed removal of that Person, or (iii) automatically, without signing by any party, to remove any such Person who then (A) is not Solvent, (B) fails to pay its debts generally as they become due, (C) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Law, or (D) becomes a party to or is made the subject of any proceeding provided for by any Debtor Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of either Borrower, Administrative Agent, or any Lender in connection with the transactions contemplated in the Loan Documents.

     "Approved Originator" means any Originator who (a) has entered into a Three-Party Agreement with Borrower and Administrative Agent and (b) is from time to time named on a list agreed to by Administrative Agent and Borrower (which list Administrative Agent shall furnish to any Lender upon request) as that list may be amended from time to time (i) by Borrower and Administrative Agent to remove or add other names as Administrative Agent and Borrower may agree, (ii) by either Administrative Agent or Determining Lenders to remove any such other Person after Administrative Agent has or Determining Lenders have given to Borrower notice of (and an opportunity to discuss) the proposed removal of that Person, or (iii) automatically (without signing by any party) to remove any such Person who then (A) is not Solvent, (B) fails to pay its debts generally as they become due, (C) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Law, (D) becomes a party to or is made the subject of any proceeding provided for by any Debtor Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the Rights of any Company, Administrative Agent, or any Lender in connection with the transactions contemplated in the Originator Documents or Loan Documents, (E) is in default under its Indirect-Warehouse Loan Agreement, or (F) fails to be agency qualified in any respect.

     "Approved PMI" means any private-mortgage insurance company from time to time named on a list agreed to by Administrative Agent and Borrower, which Administrative Agent shall furnish to any Lender upon request, as that list may be amended from time to time (a) by Borrower and Administrative Agent to remove or add other names as Administrative Agent and Borrower may agree, (b) by either Administrative Agent or Determining Lenders to remove any Person on the list after Administrative Agent has or Determining Lenders have given to Borrower notice of, and an opportunity to discuss, the proposed removal of that Person, or (c) automatically, without signing by any party, to remove any such Person who then (i) is not Solvent, (ii) fails to pay its debts generally as they become due, (iii) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Law, or (iv) becomes a party to or is made the subject of any proceeding provided for by any Debtor Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of Borrower, Administrative Agent, or any Lender in connection with the transactions contemplated in the Loan Documents.

     "Assignment" means an Assignment and Assumption Agreement executed by a selling Lender and a Purchaser under Section 12.12 and Section 12.14 and delivered to Administrative Agent in substantially the form of Exhibit F-2.

     "Average-Adjusted-Base Rate" means, for any period, an annual interest rate equal to the quotient of (a) the sum of the Base Rate plus the Applicable Margin for each calendar day during that period divided by (b) the number of days during that period.

     "Average-Adjusted-Fed-Funds Rate" means, for any period, an annual interest rate equal to the quotient of (a) the sum of the Fed-Funds Rate plus the Applicable Margin for each calendar day during that period divided by (b) the number of days during that period.

     "Average-Adjusted-LIBOR Rate" means, for any period, an annual interest rate equal to the quotient of (a) the sum of LIBOR plus the Applicable Margin for each calendar day during that period divided by (b) the number of days during that period.

     "Average-Depositary Balances" means, for any period and for any Depositary,
(a) the quotient of (i) the sum of that Depositary's Eligible Balances as of the close of business for each calendar day (which for any day that is not a Business Day are deemed for this definition to be those balances for the preceding Business Day) during that period divided by (ii) the number of calendar days during that period minus (b) amounts necessary to satisfy any deposit insurance, reserve, special deposit, Tax (other than that Depositary's general corporate income or franchise Taxes), duty, or other imposition (in each case at the applicable rates) requirements applicable to that Depositary for those accounts, minus (c) amounts required to compensate that Depositary for direct processing and transaction costs and other services rendered in connection with those accounts in accordance with that Depositary's system of charges for similar accounts, minus (d) unless otherwise paid directly to that Depositary, any amounts in those accounts utilized as of that day in the calculation of interest on any other Debt payable by any Company to that Depositary or any other Person.

     "Average-Principal Debt" means, for any period and any Lender, the quotient of (a) the sum of the Principal Debt owed to that Lender as of the close of business for each calendar day (which for any day that is not a Business Day is deemed for this definition to be the Principal Debt as of the close of business for the preceding Business Day) divided by (b) the number of days during that period.

     "Bailee Letter" means, as applicable under the circumstances, one of the letters executed and delivered by Administrative Agent in substantially the form of Exhibit C-4.

     "Bank One" means Bank One, Texas, N.A., in its individual capacity.

     "Base Rate" means an annual interest rate equal from day to day to the floating annual interest rate established by Administrative Agent from time to time as its base-rate of interest, which may not be the lowest interest rate charged by Administrative Agent on loans similar to Borrowings.

     "Base-Rate Borrowing" means any Borrowing bearing interest at the Average-Adjusted-Base Rate.

     "Borrower" is defined in the preamble to this agreement.

     "Borrowing" means any amount disbursed (a) by any Lender to Borrower under the Loan Documents as an original disbursement of funds, a renewal, extension, or continuation of an amount outstanding, or a payment under an LC, or (b) by Administrative Agent or any Lender in accordance with, and to satisfy a Company's obligations under, any Loan Document.

     "Borrowing Base" means, at any time, the sum of the various borrowing bases set forth on Schedule 4.2.

     "Borrowing-Base Report" means a report executed by Administrative Agent and delivered to Borrower and Lenders in substantially the form of Exhibit D-3.

     "Borrowing Date" means, for any Borrowing, the date it is disbursed.

     "Borrowing Excess" means, at any time, the amount by which any of the limitations of Section 2.1 are exceeded.

     "Borrowing-Price Category" means any category of Borrowing determined with respect to the applicable interest option, e.g., a Base-Rate Borrowing, Fed-Funds Borrowing, or LIBOR Borrowing.

     "Borrowing-Purpose Category" means any category of Borrowing determined with respect to its purpose, e.g., a (a) Warehouse Borrowing, which may be an Alt-A Borrowing, Dry Borrowing, Wet Borrowing, Gestation Borrowing, Swing Borrowing, Second-Lien Borrowing, Subprime Borrowing, or Repurchase Borrowing,
(b) Working-Capital Borrowing, which may be a P&I Borrowing, T&I Borrowing, or Foreclosure Borrowing, or (c) Term-Line Borrowing.

     "Borrowing Request" means a request executed by a Responsible Officer of Borrower requesting a Borrowing and delivered to Administrative Agent in substantially the form of Exhibit D-1.

     "Business Day" means (a) for purposes of any LIBOR Borrowing, a day when commercial banks are open for international business in London, England, and (b) for all other purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by applicable Laws to be closed in Texas.

     "Calendar Month" means that portion of a calendar month that occurs at any time from the date of this agreement to the date that the Obligation is paid in full and all commitments to lend under this agreement have terminated or been canceled.

     "Calendar Quarter" means that portion of any calendar quarter that occurs at any time from the date of this agreement to the date that the Obligation is paid in full and all commitments to lend under this agreement have terminated or been canceled.

     "CMLTD" means current maturities of long-term debt (inclusive of the term debt extended under this agreement), plus current maturities of capital leases.

     "Cash Flow" means, for any period on a consolidated basis for Borrower and in accordance with GAAP, consistently applied, the sum of (a) net income (calculated as profit or loss after deducting tax expense and after recognizing extraordinary losses and extraordinary gains but not non-cash income tax recoveries) plus (b) to the extent actually deducted in calculating net income, depreciation, and amortization minus (c) to the extent actually included in calculating net income, any non-cash revenue minus (d) any Distributions paid to Guarantor.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.

     "Closing Date" means July 30, 1999.

     "Collateral" means all Collateral as defined in the Security Agreement or as otherwise delivered by any Person as security for the Obligation.

     "Collateral-Conversion Notice" means a notice executed by Borrower and delivered to Administrative Agent in substantially the form of Exhibit D-7.

     "Collateral-Delivery Notice" means a notice executed by Borrower and delivered to Administrative Agent in substantially the form of Exhibit D-2.

     "Collateral Documents" means the documents and other items described on
Schedule 4.3 and required to be delivered to Administrative Agent under Section 4.3.

     "Combined Commitment" means, at any time and for any Lender, the sum of that Lender's (a) Warehouse Commitment, (b) Working-Capital Commitment, and (c) Term-Line Commitment.

     "Commitment Percentage" means, at any time for any Lender, (a) in relation to the Warehouse Commitment, the proportion (stated as a percentage) that its Warehouse Commitment bears to the total Warehouse Commitments of all Lenders,
(b) in relation to the Working-Capital Commitment, the proportion (stated as a percentage) that its Working-Capital Commitment bears to the total Working-Capital Commitments of all Lenders, (c) in relation to the Term-Line Commitment, the proportion (stated as a percentage) that its Term-Line Commitment bears to the total Term-Line Commitments of all Lenders, and (d) in relation to the determination of Determining Lenders, the proportion (stated as a percentage) that its Combined Commitment bears to the total Combined Commitments of all Lenders.

     "Companies" means (a) at any time, Borrower and each of its Subsidiaries, and (b) where appropriate in respect of any period unless otherwise provided, includes all of their operations during that period whether discontinued or not.

     "Compliance Certificate" means a certificate executed by a Responsible Officer of Borrower and delivered to Administrative Agent in substantially the form of Exhibit D-6.

     "Conventional Loan" means a Mortgage Loan that (a) is not a FHA Loan or VA Loan but (b) complies with all applicable requirements for purchase under the FNMA or FHLMC standard form of conventional-mortgage-purchase contract.

     "Correction Period" means 14 calendar days for any Collateral Documents shipped under Section 4.6 for correction.

     "Current Financials" means either (a) the Companies' Financials for the year ended December 31, 1998, and for the six months ended June 30, 1999, or (b) at any time after the Companies' annual Financials are first delivered under
Section 7.1, the Companies' annual Financials then most recently delivered to Administrative Agent and subsequent monthly Financials then most recently delivered to Administrative Agent.

     "Debt", for any Person and without duplication, means (a) all obligations required by GAAP to be classified upon that Person's balance sheet as liabilities, (b) liabilities secured (or for which the holder of the liabilities has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) obligations that under GAAP should be capitalized for financial reporting purposes, and (d) all guaranties, endorsements, and other contingent obligations with respect to Debt of others or in respect of any Employee Plan.

     "Debtor Laws" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws affecting creditors' Rights.

     "Default" is defined in Section 10.1.

     "Default Rate" means, for any day, an annual interest rate equal to the lesser of either (a) the Fed-Funds Rate plus 5% or (b) the Maximum Rate.

     "Depositary" means any Lender with whom Borrower maintains non-interest bearing demand deposit accounts in its name.

     "Determining Lenders" means, at any time, any combination of Lenders whose
(a) Termination Percentages total at least 66_% at any time on or after the Warehouse-Actual-Termination Date, or (b) Commitment Percentages total at least 66_% at all other times.

     "Distribution" means, at any time and with respect to any shares of any capital stock or other equity securities issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value of those securities, (b) the declaration or payment of any dividend with respect to those securities, (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of those securities, and (d) any other payment by that Person with respect to those securities.

     "Dry Borrowing" means a Warehouse Borrowing for which all of the Collateral Documents have been delivered to Administrative Agent in accordance with Section 4.3.

     "Eligible-Alt-A Loan" is defined in Schedule 4.1.

     "Eligible Balances" means, for any calendar day and any Depositary, the sum (which for any day that is not a Business Day is deemed for this definition to be that sum as determined as of the close of business on the preceding Business
Day) of collected balances as of the close of business on that day in all identified non-interest bearing demand deposit accounts or money market zero reserve accounts of or maintained by Borrower with that Depositary.

     "Eligible-Foreclosure Receivable" is defined in Schedule 4.1.

     "Eligible-Gestation Collateral" is defined in Schedule 4.1.

     "Eligible-Indirect-Warehouse Loan" is defined in Schedule 4.1.

     "Eligible-Mortgage Collateral" means, at any time, all Eligible-Mortgage Loans and all Eligible-Mortgage Securities.

     "Eligible-Mortgage Loan" is defined in Schedule 4.1.

     "Eligible-Mortgage Security" is defined in Schedule 4.1.

     "Eligible-P&I Receivable" is defined in Schedule 4.1.

     "Eligible-Repurchased Loan" is defined in Schedule 4.1.

     "Eligible-Second-Lien Loan" is defined in Schedule 4.1.

     "Eligible-Servicing Portfolio" is defined in Schedule 4.1.

     "Eligible-Subprime Loan" is defined in Schedule 4.1.

     "Eligible-T&I Receivable" is defined in Schedule 4.1.

     "Employee Plan" means any employee-pension-benefit plan (a) covered by Title IV of ERISA and established or maintained by Borrower or any ERISA Affiliate (other than a Multiemployer Plan) or (b) established or maintained by Borrower or any ERISA Affiliate, or to which Borrower or any ERISA Affiliate contributes, under the Laws of any foreign country.

     "Environmental Law" means any applicable Law that relates to protection of the environment or to the regulation of any Hazardous Substances, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), analogous state and local Laws, and any analogous future enacted or adopted Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means any Person that, for purposes of Title IV of ERISA, is a member of Borrower's controlled group or is under common control with Borrower within the meaning of Section 414 of the IRC.

     "Existing Lenders" is defined in the recitals of this agreement.

     "Existing Loan Agreement" is defined in the recitals of this agreement.

     "Fed-Funds Borrowing" means any Borrowing bearing interest at the Average-Adjusted-Fed-Funds Rate.

     "Fed-Funds Rate" means, for any day, the annual interest rate, rounded upwards, if necessary, to the nearest 0.01%, determined by Administrative Agent to be either (a) the weighted average of the rates on overnight-federal-funds transactions with member banks of the Federal Reserve System arranged by federal-funds brokers for that day (or, if not a Business Day on the preceding Business Day) as published by the

Federal Reserve Bank of New York (as published by Knight-Ridder, page 73, utilizing the "Fed-Effective Rate"), or (b) if not so published for any day, the average of the quotations for that day on those transactions received by Administrative Agent from three federal-funds brokers of recognized standing it may select.

     "FHA" means the Federal Housing Administration within the United States Department of Housing and Urban Development.

     "FHA Loan" means a Mortgage Loan which is either (a) fully or partially insured by FHA under the National Housing Act or Title V of the Housing Act of 1949, (b) subject to a current, binding, and enforceable commitment issued by FHA for that insurance, or (c) eligible for direct endorsement under the FHA Direct Endorsement Program.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "Financials" of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared (a) according to GAAP (subject to year end audit adjustments with respect to interim Financials) and (b) except as stated in Section 1.4, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year or other relevant period, as applicable.

     "FNMA" means the Federal National Mortgage Association.

     "Foreclosure Borrowing" means a Working-Capital Borrowing that is (a) a Ratable Borrowing, (b) supported by the Borrowing Base for Receivables, and (c) to be used by Borrower to reimburse itself for a Foreclosure Payment it has made.

     "Foreclosure Payment" means the unreimbursed purchase price paid by Borrower to repurchase a defaulted Mortgage Loan out of a Mortgage Pool in accordance with Borrower's obligations under the applicable Servicing Contract.

     "Funding Loss" means any reasonable, out-of-pocket loss or expense that any Lender incurs because Borrower (a) fails or refuses, for any reason other than a default by the Lender claiming that loss or expense, to take any LIBOR Borrowing that it has requested under this agreement, or (b) prepays or pays any LIBOR Borrowing at any time other than the last day of the applicable Interest Period.

     "GAAP" means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

     "Gestation Borrowing" means a Warehouse Borrowing (that is a Ratable Borrowing) that is (a) subject to the Gestation Sublimit and (b) supported by the Borrowing Base for Gestation Collateral.

     "Gestation Sublimit" means, at any time, 50% of the total Warehouse Commitments.

     "GNMA" means the Government National Mortgage Association.

     "Guarantor" means Matrix Bancorp, Inc., a Colorado corporation.

     "Guaranty" means a Second Amended and Restated Guaranty in substantially the form of Exhibit B.

     "Guide" means the following, as applicable under the circumstances, for (a) FHLMC, the Freddie Mac Sellers' & Servicers' Guide, (b) FNMA, the Fannie Mae Servicing Guide, and (c) GNMA, as applicable, either (i) the GNMA I Mortgage Securities Guide, Handbook GNMA 5500.1REV-6, or (ii) the GNMA II Mortgage Securities Guide, Handbook GNMA 5500.2.

     "Hazardous Substance" means any substance that is designated, defined, classified, or regulated as a hazardous waste, hazardous material, pollutant, contaminant, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic, radioactive, or toxic or hazardous substance under any Environmental Law, including, without limitation, any hazardous substance within the meaning of Section 101(14) of CERCLA.

     "Hedge Contract" means, for any Person, any present or future, whether master or single, agreement, document or instrument providing for, or constituting an agreement to enter into (a) commodity hedges in the normal course of business in accordance with prior practices of that Person before the date of this agreement for purposes of hedging material purchases, (b) foreign-currency purchases and swaps, (c) interest-rate swaps, and (d) interest-rate-hedging products.

     "Indirect-Warehouse Borrowings" means a Warehouse Borrowing which is (a) a Ratable Borrowing or Swing Borrowing, (b) subject to the Indirect-Warehouse Sublimit, and (c) supported by the Borrowing Base for Eligible-Indirect-Warehouse Loans.

     "Indirect-Warehouse Collateral" means all Indirect-Warehouse Documents offered as Collateral under the Loan Documents.

     "Indirect-Warehouse Documents" means, for any Approved Originator, its Indirect-Warehouse Loan Agreement and the documents and items described on
Schedule 4.3 and required to be delivered to Administrative Agent under Section 4.3.

     "Indirect-Warehouse Loan Agreement" means a loan agreement between Borrower and an Approved Originator under which, among other things (a) Borrower provides financing to that Approved Originator for its Mortgage Loan origination and acquisition until those Mortgage Loans are sold in the secondary market, and (b) that Approved Originator grants to Borrower first-priority Liens upon, among other things, the Mortgage Collateral delivered to or for Borrower by or for that Approved Originator.

     "Indirect-Warehouse Sublimit" means $10,000,000.

     "Interest Period" is determined in accordance with Section 3.8.

     "IRC" means the Internal Revenue Code of 1986.

     "Jumbo Loan" means a Mortgage Loan (other than a FHA Loan or VA Loan) that complies with all applicable requirements for purchase under the FNMA or FHLMC standard form of conventional mortgage purchase contract then in effect except that the amount of it exceeds the maximum loan amount under those requirements.

     "Jumbo Sublimit", at any time, means, unless otherwise approved by Administrative Agent in writing, (a) for all Jumbo Loans (except Eligible-Alt-A Loans, Eligible-Subprime Loans, Eligible-Repurchased Loans, or Eligible-Second-Lien Loans), 35% of the total Warehouse Commitments, and (b) for any Jumbo Loan (except Eligible-Alt-A Loans, Eligible-Subprime Loans, Eligible-Repurchase Loans, or Eligible-Second-Lien Loans) in excess of $750,000, only the first $750,000.

     "Laws" means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Tribunal.

     "LC" means a standby letter of credit issued by Administrative Agent or any of its Affiliates under this agreement and under an LC Agreement.

     "LC Agreement" means a letter of credit application and agreement (in form and substance satisfactory to Administrative Agent) submitted and executed by Borrower to Administrative Agent or any of its Affiliates for an LC for the account of any Company.

     "LC Exposure" means, without duplication, the sum of (a) the total face amount of all undrawn and uncancelled LCs plus (b) the total unpaid reimbursement obligations of Borrower under drawings or drafts under any LC.

     "LC Request" means a request by Borrower to Administrative Agent by electronic device or in writing (in form acceptable to Administrative Agent) for an LC.

     "Lender Lien" means any present or future first-priority (except as otherwise specifically provided in the Loan Documents) Lien securing the Obligation and assigned, conveyed, and granted to or created in favor of Administrative Agent for the benefit of Lenders under the Loan Documents.

     "Lenders" means the financial institutions, including, without limitation, Administrative Agent in respect of its share of Borrowings, named on Schedule 2 or on the most-recently-amended Schedule 2, if any, delivered by Administrative Agent under this agreement, and, subject to this agreement, their respective successors and permitted assigns (but not any Participant who is not otherwise a party to this agreement).

     "LIBOR" means, for a LIBOR Borrowing, the annual interest rate, rounded upwards, if necessary, to the nearest 0.01%, equal to the annual interest rate, rounded upwards, if necessary to the nearest 0.01%, that is (a) the rate determined by Administrative Agent, at approximately 10:00 a.m. on the second Business Day before the applicable Interest Period, as the rate reported by Telerate Mortgage Services or Knight-Ridder for deposits in United States dollars in the London interbank market that are comparable in amount and maturity of that Borrowing, or (b) if Administrative Agent cannot determine that rate, then the rate that deposits in United States dollars are offered to Administrative Agent in the amount of that LIBOR Borrowing in the London interbank market, at approximately 11:00 a.m., London, England, time on the third Business Day before the applicable Interest Period, for deposits comparable in amount and maturity of that Borrowing.

     "LIBOR Borrowing" means any Borrowing (other than a Swing Borrowing) that bears interest at the Average-Adjusted-LIBOR Rate.

     "Lien" means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other arrangement for a creditor's claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

     "Litigation" means any action by or before any Tribunal.

     "Loan Documents" means (a) this agreement, certificates and reports delivered under this agreement, and exhibits and schedules to this agreement,
(b) all agreements, documents, and instruments in favor of Administrative Agent or Lenders (or Administrative Agent on behalf of Lenders) ever delivered under this agreement or otherwise delivered in connection with any of the Obligation,
(c) all LCs and LC Agreements, and (d) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

     "Management Report" means a report delivered by a Responsible Officer of Borrower to Administrative Agent in substantially the form of Exhibit D-5.

     "Market Value" means, at any time (a) for Mortgage Loans, except as provided in clause (b) below, a market value based upon the then-most recent posted net yield for 30-day mandatory future delivery furnished by FNMA and published and distributed by Telerate Mortgage Services or Knight-Ridder or (if that posted net yield is not available from these services) obtained by Administrative Agent from FNMA, (b) for Jumbo Loans or any other Mortgage Loan when the posted rate is not available from FNMA, the value determined in good faith by Administrative Agent, and (c) for Mortgage Securities, the applicable Take-Out Prices, as detailed in the then most-recent Take-Out Report delivered by Borrower under this agreement of all Take-Out Commitments relating to Mortgage Securities.

     "Material-Adverse Event" means any circumstance or event that, individually or collectively, is reasonably expected to result (at any time before the commitments under this agreement are fully canceled or terminated and the Obligation is fully paid and performed) in any (a) impairment of Borrower's or Guarantor's ability to perform any of its payment or other material obligations under any Loan Document or (ii) the ability of Administrative Agent or any Lender to enforce any of those obligations or any of their respective Rights under the Loan Documents, (b) material and adverse effect on Borrower's individual financial condition or the Companies' consolidated financial condition as represented to Lenders in the Current Financials most recently delivered before the date of this agreement, (c) material and adverse effect on any Collateral, or (d) Default or Potential Default.

     "Material Agreement" means, for any Person, any agreement to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon less than 30-days notice without liability for further payment other than nominal penalty, and the default under which or cancellation or forfeiture of which would be a Material-Adverse Event.

     "Maximum Amount" and "Maximum Rate" respectively mean, for any day and for any Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, the Lender is permitted to contract for, charge, take, reserve, or receive on its portion of the Obligation.

     "Mortgage Collateral" means all Mortgage Loans, Mortgage Securities, and related Collateral Documents offered as Collateral under the Loan Documents.

     "Mortgage-Collateral Group" is defined on Schedule 4.2.

     "Mortgage Loan" means a loan that is not a construction or non-residential commercial loan, is evidenced by a valid promissory note, and is secured by a mortgage, deed of trust, or trust deed that grants a perfected first-priority Lien (except as otherwise specifically provided in the Loan Documents) on residential-real property.

     "Mortgage Pool" means a (a) "group" or "grouping" of Mortgage Loans assembled in accordance with, and as that term is used in, the FHLMC Guide, (b) "pool" of Mortgage Loans assembled in accordance with, and as that term is used in, the FNMA Guide or the GNMA I Guide, (c) "pool" of Mortgage Loans or a "loan package" consisting of Mortgage Loans assembled in accordance with, and as those terms are used in, the GNMA II Guide, or (d) any other pool of Mortgage Loans assembled by an Approved Investor securing, and providing for pass-through payments of principal and interest on, its Mortgage Securities.

     "Mortgage Security" means a security, in respect of an underlying pool of related Mortgage Loans, that provides for payment by the issuer to the holder of specified principal installments and a fixed-interest rate on the unpaid balance, with all prepayments being passed through to the holder, and is issued in certificate or book-entry form.

     "Multiemployer Plan" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the IRC (or any similar type of plan established or regulated under the Laws of any foreign country) to which Borrower or any ERISA Affiliate is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

     "Net Income" means, for any period and any Person, the amount that should, in accordance with GAAP, be reflected on that Person's income statement as net income (reflecting that Person's profit or loss after deducting its Tax expense) for that period after deduction of any minority interests.

     "Net Worth" means, for any period and any Person, that Person's stockholder's equity as determined under GAAP.

     "Notes" means the Warehouse Notes, Swing Note, Working-Capital Notes, and Term-Line Notes.

     "Obligation" means all (a) present and future indebtedness, obligations, and liabilities of Borrower to Administrative Agent or any Lender and related to any Loan Document, whether principal, interest, fees, costs, attorneys' fees, or otherwise, (b) all present and future indebtedness, obligations, and liabilities of Borrower to Administrative Agent or any Lender in respect of any Hedge Contract, (c) amounts that would become due but for operation of 11 U.S.C. Sections 502 and 503 or any other provision of Title 11 of the United States Code, and all renewals, extensions, and modifications of any of the foregoing, and (d) pre- and post-maturity interest on any of the foregoing, including, without limitation, all post-petition interest if any Company voluntarily or involuntarily files for protection under any Debtor Law.

     "Originator" means any Person who originates and acquires Mortgage Loans and markets and sells then in the secondary market.

     "Participant" is defined in Section 12.13.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Debt" is defined in Section 8.1.

     "Permitted Liens" is defined in Section 8.2.

     "Permitted Loans/Investments" is defined in Section 8.3.

     "Person" means any individual, entity, or Tribunal.

     "P&I Borrowing" means a Working-Capital Borrowing that is (a) a Ratable Borrowing, (b) supported by the Borrowing Base for Receivables, and (c) to be used by Borrower to make a P&I Payment.

     "P&I Payment" means an unreimbursed advance or payment by Borrower to effect the timely payment of scheduled principal and interest on Mortgage Securities that are backed by a Mortgage Pool serviced by Borrower in accordance with Borrower's obligations under the applicable Servicing Contract to cover a short-fall between the principal and interest collected from mortgagors in respect of that Mortgage Pool and the principal and interest due on those Mortgage Securities.

     "Potential Default" means any event's occurrence or any circumstance's existence that would, upon any required notice, time lapse, or both, become a Default.

     "Principal Debt" means, at any time, the outstanding principal balance of all Borrowings.

     "Purchaser" is defined in Section 12.14.

     "Ratable Borrowing" means a Borrowing that is advanced by Lenders to Borrower in accordance with their Commitment Percentages.

     "Regulation Q" means Regulation Q promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 17.

     "Regulation U" means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221.

     "Regulation X" means Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224.

     "Release Request" means a Release Request executed and delivered by Borrower to Administrative Agent in substantially in the form of Exhibit C-6.

     "Representatives" means representatives, officers, directors, employees, attorneys, and agents.

     "Repurchase Borrowing" means a Warehouse Borrowing that is (a) a Ratable Borrowing or Swing Borrowing, (b) subject to the Repurchase Sublimit and (c) supported by the Borrowing Base for Eligible-Repurchased Loans.

     "Repurchase Sublimit" means $20,000,000.

     "Responsible Officer" means (a) the chairman, president, chief executive officer, any vice president, or chief financial officer of Borrower to the extent that such officer's name, title, and signature have been certified to Administrative Agent by the secretary or an assistant secretary of Borrower or
(b) any other officer designated as a "Responsible Officer" in writing to Administrative Agent by any officer in clause (a) preceding.

     "Revolving Subordinated Loan Agreement" means the Revolving Loan Agreement dated August 1, 1995, between Borrower and Guarantor.

     "Rights" means rights, remedies, powers, privileges, and benefits.

     "Second-Lien Borrowing" means a Warehouse Borrowing which is (a) a Ratable Borrowing or Swing Borrowing, (b) subject to the Second-Lien Sublimit, and (c) supported by the Borrowing Base for Eligible-Second-Lien Loans.

     "Second-Lien Sublimit" means $5,000,000.

     "Security Agreement" means the Security Agreement executed by Borrower and Administrative Agent in substantially the form of Exhibit C-1.

     A "servicer" means variously a "seller," "servicer," "issuer," or "lender," as defined or used in the applicable Guide in respect of a Person having Servicing Rights.

     "Servicing Account" means a non-interest bearing deposit account established by Borrower with Administrative Agent, styled and numbered "Matrix Servicing Account," Account No. 1886479342, for deposit of P&I Borrowings, T&I Borrowings, Foreclosure Borrowings, and payments on the Obligation related to P&I Borrowings, T&I Borrowings, and Foreclosure Borrowings.

     "Servicing Contract" means, at any time, a Guide or any other present or future written agreement between an investor and Borrower acting as a servicer, or master servicer in the case of a sub-servicing arrangement, providing for Borrower to service mortgage loans or mortgage pools, as that Guide or agreement may be supplemented by applicable manuals, guides, and Laws.

     "Servicing Payments" means P&I Payments, T&I Payments, and Foreclosure Payments.

     "Servicing Portfolio" means, at any time, the total unpaid principal amount of Mortgage Loans serviced by Borrower for a fee, the servicing rights to which are owned by Borrower, other than any Mortgage Loans serviced by Borrower under a subservicing agreement or a master servicing agreement.

     "Servicing Receivables" means, at any time, all Eligible-Foreclosure Receivables, Eligible-P&I Receivables, and Eligible-T&I Receivables.

     "Servicing Rights" means, for Borrower and at any time, all present and future Rights as servicer or master servicer under Servicing Contracts, including, but not limited to, all Rights to receive Servicing Receivables and all other compensation, payments, reimbursements, termination and other fees, and proceeds of any disposition of those Rights.

     "Settlement Account" means a non-interest bearing deposit account established by Borrower with Administrative Agent, styled and numbered "Matrix Settlement Account," Account No. 1886479318, for deposit of payments from investors, the settlement of collections from Mortgage Securities in connection with Mortgage Collateral, and deposit of payments on the Obligation.

     "Shipping Period" means 45 calendar days (60 calendar days for bond programs and FNMA and FHLMC arm conversions) for the Collateral Documents for any Mortgage Loan shipped to or for an investor under Section 4.5.

     "Shipping Request" means a Shipping Request executed and delivered by Borrower to Administrative Agent in substantially the form of Exhibit C-3.

     "Solvent" means, for any Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

     "Subprime Borrowing" means a Warehouse Borrowing which is (a) a Ratable Borrowing or Swing Borrowing, (b) subject to the Subprime Sublimit, and (c) supported by the Borrowing Base for Eligible-Subprime Loans.

     "Subprime Sublimit" means, at any time, $10,000,000.

     "Subsidiary" of any Person means any entity of which at least 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by that Person.

     "Swing Borrowing" means a Warehouse Borrowing that is (a) either a Dry Borrowing or Wet Borrowing but not a Gestation Borrowing or a LIBOR Borrowing,
(b) advanced by Administrative Agent to Borrower under the Swing Sublimit, and
(c) supported by the Borrowing Base for Mortgage Collateral.

     "Swing Note" means a promissory note executed and delivered by Borrower, payable to Administrative Agent's order, in the stated principal amount of the Swing Sublimit, and substantially in the form of Exhibit A-2, as renewed, extended, amended, or replaced.

     "Swing Sublimit" means $15,000,000.

     "Take-Out Commitment" means a binding commitment from an Approved Investor to purchase Mortgage Collateral, acceptable in form and substance to Administrative Agent, in favor of Borrower, with respect to which there is no condition which cannot be reasonably anticipated to be satisfied or complied with before its expiration.

     "Take-Out Price" means, at any time, the amount described and calculated as provided on Schedule 4.2.

     "Take-Out Report" means a report delivered by Borrower to Administrative Agent substantially in the form of Exhibit D-4.

     "Taxes" means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

     "Term-Line Borrowing" means a Ratable Borrowing that is (a) advanced to Borrower under the Term-Line Commitment and (b) supported by the Borrowing Base for Term-Line.

     "Term-Line Commitment" means, at any time and for any Lender, the amount stated beside its name and so designated on Schedule 2, as that schedule may be amended and as that amount may be canceled or terminated under this agreement.

     "Term-Line Note" means a promissory note executed and delivered by Borrower, payable to a Lender's order, in the stated principal amount of its Term-Line Commitment, and substantially in the form of Exhibit A-4, as renewed, extended, or replaced.

     "Termination Percentage" means, at any time for any Lender, (a) in relation to Warehouse Borrowings, the proportion (stated as a percentage) that the Principal Debt owed to it in respect of Warehouse Borrowings bears to the total Principal Debt owed to all Lenders in respect of Warehouse Borrowings, (b) in relation to Working-Capital Borrowings, the proportion (stated as a percentage) that the Principal Debt owed to it in respect of Working-Capital Borrowings bears to the total Principal Debt owed to all Lenders in respect of Working-Capital Borrowings, (c) in relation to Term-Line Borrowings, the proportion (stated as a percentage) that the Principal Debt owed to it in respect of Term-Line Borrowings bears to the total Principal Debt owed to all Lenders in respect of Term-Line Borrowings, and (d) in relation to the determination of Determining Lenders, the proportion (stated as a percentage) that the total Principal Debt owed to it bears to the total Principal Debt owed to all Lenders.

     "Three-Party Agreement" means a Three-Party Agreement entered into between Administrative Agent, Borrower, and an Approved Originator substantially in the form of Exhibit G.

     "T&I Borrowing" means a Working-Capital Borrowing that is (a) a Ratable Borrowing, (b) supported by the Borrowing Base for Receivables, and (c) to be used by Borrower to make a T&I Payment.

     "T&I Payment" means an unreimbursed advance or payment by Borrower to cover tax- and insurance-escrow payments not paid when required by a mortgagor under a Mortgage Loan in accordance with Borrower's obligations under the applicable Servicing Contract.

     "Total-Adjusted Debt" means, for the Companies, on a consolidated basis, and at any time, the sum of (a) total Debt, minus (b) obligations under repurchase agreements used to finance mortgage securities, minus (c) obligations under escrow-arbitrage-type facilities.

     "Tranche A" means that portion of Term-Line Borrowings that (a) is advanced for the purpose of leveraging certain portions of Borrower's existing Servicing Portfolio, (b) may not be reborrowed under this agreement on or after the Tranche A-Actual-Termination Date, and (c) may not exceed an amount equal at any time to the lesser of either (i) the total Term-Line Commitments minus Tranche B or (ii) $15,000,000.

     "Tranche A-Actual-Termination Date" means the earlier of either (a) the Tranche A-Stated-Termination Date or (b) the date on which all of the Term-Line Commitments have otherwise terminated or been canceled.

     "Tranche A-Stated-Termination Date" means August 1, 1999.

     "Tranche B" means that portion of Term-Line Borrowings that (a) is advanced for the purpose of financing certain Servicing Portfolio acquisitions, (b) may not be reborrowed under this agreement on or after the Tranche B-Actual-Termination Date, and (c) may not exceed an amount equal at any time to the lesser of either (i) the total Term-Line Commitments minus Tranche A or (ii) $30,000,000.

     "Tranche B-Actual-Termination Date" means the earlier of either (a) the Tranche B-Stated-Termination Date or (b) the date on which all of the Term-Line Commitments have otherwise terminated or been canceled.

     "Tranche B-Stated-Termination Date" means June 30, 2000.

     "Tribunal" means any (a) local, state, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel, or (c) central bank.

     "Trust Receipt" means a Trust Receipt and Agreement executed and delivered by Borrower to Administrative Agent in substantially the form of Exhibit C-5.

     "UCC" means the Uniform Commercial Code as enacted in Texas or other applicable jurisdictions.

     "VA" means the Department of Veteran's Affairs.

     "VA Loan" means a Mortgage Loan (a) the full or partial payment of which is guaranteed by the VA under the Servicemen's Readjustment Act of 1944 or Chapter 37 of Title 38 of the United States Code, (b) for which the VA has issued a current binding and enforceable commitment for such a guaranty, or (c) that is subject to automatic guarantee by the VA. In each case, the applicable guaranty, commitment to guarantee, or automatic guaranty is for the maximum amount permitted by Law.

     "Warehouse Account" means a non-interest bearing deposit account established by Borrower with Administrative Agent, styled and numbered "Matrix Funding Account," Account No. 1886479326, for deposit of Warehouse Borrowings.

     "Warehouse-Actual-Termination Date" means the earlier of either (a) the Warehouse-Stated-Termination Date or (b) the date on which all of the Warehouse Commitments have otherwise terminated or been canceled.

     "Warehouse Borrowing" means a Ratable Borrowing or Swing Borrowing that is
(a) advanced to Borrower under the Warehouse Commitment, (b) either a Dry Borrowing, Wet Borrowing, Gestation Borrowing (which may not be a Swing Borrowing), Alt-A Borrowing, Subprime Borrowing, Second-Lien Borrowing, Indirect-Warehouse Borrowing, or Repurchase Borrowing, and (c) supported by the Borrowing Base for Mortgage Collateral.

     "Warehouse Commitment" means, at any time and for any Lender, the amount stated beside its name and so designated on Schedule 2, as that schedule may be amended and as that amount may be canceled or terminated under this agreement.

     "Warehouse Note" means a promissory note executed and delivered by Borrower, payable to a Lender's order, in the stated principal amount of its Warehouse Commitment, and substantially in the form of Exhibit A-1, as renewed, extended, amended, or replaced.

     "Warehouse-Stated-Termination Date" means June 30, 2000.

     "Wet Borrowing" means a Borrowing for which all of the Collateral Documents have not been delivered to Administrative Agent in accordance with Section 4.3.

     "Wet Period" means seven Business Days for the Collateral Documents for any Mortgage Loan that supports a Wet Borrowing.

     "Wet Sublimit" means, at any time, a percentage of the total Warehouse Commitments, which percentage is (a) 35% for the first five and last five Business Days of each Calendar Month, and (b) 25% at all other times.

     "Wire Instructions" mean, for any Person, the information for wire transfers of funds to that Person, which (until changed by written notice to all other parties to this agreement) are stated for (a) Borrower and Administrative Agent, beside their names on the signature pages below, and (b) each Lender, beside its name on Schedule 2.

     "Working-Capital Borrowing" means a Borrowing that is (a) a Ratable Borrowing, (b) either a P&I Borrowing, T&I Borrowing, or Foreclosure Borrowing,
(c) subject to the Working-Capital Commitment, and (d) supported by the Borrowing Base for Receivables.

     "Working-Capital Commitment" means, at any time and for any Lender, the amount stated beside its name and so designated on Schedule 2, as that schedule may be amended and as that amount may be canceled or terminated under this agreement.

     "Working-Capital Note" means a promissory note executed and delivered by Borrower, payable to a Lender's order, in the stated principal amount of its Working-Capital Commitment, and substantially in the form of Exhibit A-3, as renewed, extended, or replaced.

     1.2 Time References. Unless otherwise specified, in the Loan Documents (a) time references (e.g., 10:00 a.m.) are to time in Dallas, Texas, and (b) in calculating a period from one date to another, the word "from" means "from and including" and the word "to" or "until" means "to but excluding."

     1.3  Other References. Unless otherwise specified, in the Loan Documents
(a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to "telefax," "telecopy," "facsimile," "fax," or similar terms are to facsimile or telecopy transmissions, (f) references to "including" mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items as being limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any

Person include that Person's heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

     1.4 Accounting Principles. Unless otherwise specified, in the Loan Documents (a) GAAP in effect on the date of this agreement determines all accounting and financial terms and compliance with all financial covenants, (b) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (c) while Borrower has any consolidated Subsidiaries (i) all accounting and financial terms and compliance with reporting covenants must be on a consolidating and consolidated basis, as applicable, and (ii) compliance with financial covenants must be on a consolidated basis.

SECTION 2. BORROWING PROVISIONS. Subject to the provisions in the Loan Documents, each Lender severally and not jointly agrees to extend credit to Borrower under the Warehouse Commitments. the Working-Capital Commitments, and the Term-Line Commitments in accordance with the following provisions.

     2.1  Commitments.

          (a) Warehouse Commitments. Subject to the limitations below and other provisions of the Loan Documents, on a revolving basis, and on Business Days before the Warehouse-Actual-Termination Date, each Lender severally agrees to provide its Commitment Percentage (except for Administrative Agent in respect of Swing Borrowings) of Warehouse Borrowings so long as, in each case, no Warehouse Borrowing may be disbursed that would cause any of the following applicable limitations to be exceeded, which limitations must be read together and are not mutually exclusive:

               (i) The sum (without duplication) of the total Principal Debt plus the total LC Exposure may never exceed the lesser of either (A) the total Combined Commitments or (B) the total Borrowing Base.

               (ii) The total Principal Debt of all Warehouse Borrowings may never exceed the lesser of either (A) the total Warehouse Commitments or (B) the sum of the Borrowing Base for Mortgage Collateral plus the Borrowing Base for Gestation Collateral.

               (iii) The total Principal Debt of all Swing Borrowings may never exceed the Swing Sublimit.

               (iv) The total Principal Debt of all Wet Borrowings may never exceed the Wet Sublimit.

               (v) The total Principal Debt of all Gestation Borrowings may never exceed the lesser of either (A) the Gestation Sublimit or (B) the Borrowing Base for Gestation Collateral.

               (vi) The total Principal Debt of all Alt-A Borrowings may never exceed the lesser of either (A) the Alt-A Sublimit or (B) the Borrowing Base for Eligible-Alt-A Loans.

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

               (vii) The total Principal Debt of all Subprime Borrowings may never exceed the lesser of either (A) the Subprime Sublimit or (B) the Borrowing Base for Eligible-Subprime Loans.

               (viii) The total Principal Debt of all Second-Lien Borrowings may never exceed the lesser of either (A) the Second-Lien Sublimit or
          (B) the Borrowing Base for Eligible-Second-Lien Loans.

               (ix) The total Principal Debt of all Indirect-Warehouse Borrowings may never exceed the lesser of either (A) the Indirect-Warehouse Sublimit or (B) the Borrowing Base for Eligible-Indirect-Warehouse Loans.

               (x) The total Principal Debt of all Repurchase Borrowings may never exceed the lesser of either (A) the Repurchase Sublimit or (B) the Borrowing Base for Eligible-Repurchased Loans.

               (xi) Except for Administrative Agent in respect of Swing Borrowings, no Lender's direct or indirect portion of the Principal Debt under this clause (a) may ever exceed either its Warehouse Commitment or its Commitment Percentage for Warehouse Borrowings.

               (xii) No Warehouse Borrowing may be made on a day that is not a Business Day, or on or after the Warehouse-Actual-Termination Date.

               (xiii) Each disbursement of a Warehouse Borrowing must be at least $25,000.

          (b) Working-Capital Commitments. Subject to the limitations below and other provisions of the Loan Documents, on a revolving basis, and on Business Days before the Warehouse-Actual-Termination Date, each Lender severally agrees to provide its Commitment Percentage of Working-Capital Borrowings so long as, in each case, no Working-Capital Borrowing may be disbursed that would cause any of the following applicable limitations to be exceeded, which limitations must be read together and are not mutually exclusive:

               (i) The sum (without duplication) of the total Principal Debt plus the total LC Exposure may never exceed the lesser of either (A) the total Combined Commitments, or (B) the total Borrowing Base.

               (ii) The sum (without duplication) of the total Principal Debt of all Working-Capital Borrowings plus the total LC Exposure may never exceed the lesser of either (A) the total Working-Capital Commitments or (B) the Borrowing Base for Receivables.

               (iii) No Working-Capital Borrowing may be made on a day that is not a Business Day, or on or after the Warehouse-Actual-Termination Date.

               (iv) Each disbursement of a Working-Capital Borrowing must be at least $25,000.

          (c) Term-Line Commitments. Subject to the limitations below and other provisions of the Loan Documents, on a revolving basis, and on Business Days before the Tranche A-Actual-

     Termination Date or the Tranche B-Actual-Termination Date (as applicable), each Lender severally agrees to provide its Commitment Percentage of Term-Line Borrowings so long as, in each case, no Term-line Borrowing may be disbursed that would cause any of the following applicable limitations to be exceeded, which limitations must be read together and are not mutually exclusive:

               (i) The sum (without duplication) of the total Principal Debt plus the total LC Exposure may never exceed the lesser of either (A) the total Combined Commitment, or (B) the total Borrowing Base.

               (ii) The total Principal Debt of all Term-Line Borrowings may never exceed the lesser of either (A) the total Term-Line Commitments or (B) the Borrowing Base for Term-Line.

               (iii) Term-Line Borrowings in respect of Tranche A and Tranche B may never exceed the limitations for those Term-Line Borrowings in the definitions of those terms in this agreement.

               (iv) No Term-Line Borrowing may be made on a day that is not a Business Day, or on or after the Tranche A-Actual-Termination Date or Tranche B-Actual-Termination Date (as applicable).

               (v) Each disbursement of a Term-Line Borrowing must be at least $100,000.

     Borrower may request that Term-Line Borrowings be made after the Tranche A-Actual-Termination Date or Tranche B-Actual-Termination Date (as applicable). Subject to all of the limitations of this Section 2.1(c) and all other provisions of the Loan Documents, Lenders may in their sole and absolute discretion provide such additional Term-Line Borrowings. If any such additional Term-Line Borrowings are ever made, the payment schedule for Tranche A and Tranche B (as applicable) shall be adjusted so that the Principal Debt of such Term-Line Borrowings is repaid according to the same repayment schedule (other than the adjustment to the amount of the monthly payment) as set forth in Section 3.3. Borrower acknowledges that
     (i) neither Administrative Agent nor any Lender has made any representations to Borrower regarding its intent to agree to any such additional Term-Line Borrowings, (ii) no Lender shall have any obligation to extend such additional Term-Line Borrowings, and (iii) any extension of such additional Term-Line Borrowings shall not commit Lenders to any further such extensions.

     2.2 Borrowing Request. Borrower may only request a Borrowing by timely delivering to Administrative Agent a Collateral-Delivery Notice and required Collateral Documents under Section 4.3 and by delivering to Administrative Agent a Borrowing Request for the Borrowing before 11:00 a.m. on the Borrowing Date for it for a Fed-Funds Borrowing or Base-Rate Borrowing or the third Business Day before the Borrowing Date for a LIBOR Borrowing. A Borrowing Request is irrevocable and binding on Borrower when delivered. Administrative Agent shall use its best efforts to promptly, but at least by 1:00 p.m. on the day it timely receives a Borrowing Request for a Ratable Borrowing, send a copy of it to each Lender by fax and confirm it by telephone.

     2.3  Fundings.

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

          (a) Remittance by Lenders. Each Lender shall remit its Commitment Percentage of any Ratable Borrowing requested in a Borrowing Request to Administrative Agent's principal office in Dallas, Texas, by wire transfer according to Administrative Agent's Wire Instructions, in funds that are available for immediate use by Administrative Agent by 2:00 p.m. on the Borrowing Date.

          (b) Funding by Administrative Agent. Subject to receipt of those funds, Administrative Agent shall (i) for a Borrowing under an Administrative Agent's Request, treat those funds as a payment by Borrower on the Principal Debt of Swing Borrowings, and (ii) for any other Borrowing on the Borrowing Date, unless to its actual knowledge any of the applicable conditions precedent have not been satisfied by Borrower or waived by the requisite Lenders, either (A) deposit those funds into the Warehouse Account for a Dry Borrowing, (B) wire transfer those funds in accordance with the Borrowing Request for a Wet Borrowing, (C) deposit those funds into the Servicing Account for a Working-Capital Borrowing, or (D) wire transfer those funds in accordance with the Borrowing Request for a Term-Line Borrowing.

          (c) Non-remittance Under Borrowing Request. Absent contrary written notice from a Lender received by Administrative Agent by 2:00 p.m. on the Borrowing Date, Administrative Agent may assume that each Lender has made its Commitment Percentage of a Ratable Borrowing under a Borrowing Request available to Administrative Agent on the Borrowing Date and may, but is not obligated to, make available to Borrower a corresponding amount. If a Lender fails to make its Commitment Percentage of that Borrowing available to Administrative Agent on the Borrowing Date, whether because of that Lender's default, because that Lender is not open for business on that Business Day, or otherwise, then Administrative Agent may recover that amount on demand (i) from that Lender, together with interest at the Fed-Funds Rate, during the period from the Borrowing Date to the date Administrative Agent recovers that amount from that Lender, which payment is then deemed to be that Lender's Commitment Percentage of that Borrowing, or (ii) if that Lender fails to pay that amount upon demand, then from Borrower together with interest at an annual interest rate equal to the rate applicable to the requested Borrowing during the period from the Borrowing Date to the date Administrative Agent recovers that amount from Borrower. Notwithstanding these provisions, each Lender remains obligated to lend its Commitment Percentage of that Borrowing, assumes the credit risk for that amount when the Borrowing is made available to or for Borrower, and, after Administrative Agent has recovered the amount of interest provided for in clause (i) above, is entitled to interest on that amount from the Borrowing Date.

          (d) Non-remittance Under Administrative Agent's Request. If a Lender fails to make its Commitment Percentage of a Ratable Borrowing under an Administrative Agent's Request available to Administrative Agent on its Borrowing Date, then, without acquiescing in that Lender's default or waiving any Rights Administrative Agent has against that Lender, by 10:00 a.m. on the next Business Day, then Administrative Agent shall notify Borrower of the amount of Principal Debt of Swing Borrowings that remains.

          (e) Other Lenders. Although no Lender is responsible for the failure of any other Lender to make its Commitment Percentage of any Ratable Borrowing, that failure does not excuse any other Lender from making its Commitment Percentage of that Borrowing.

          (f) Administrative Agent's Request. On any Business Day on which there is any Principal Debt for Swing Borrowings, Administrative Agent may, but at least once per calendar week when those circumstances exist, Administrative Agent shall (without any liability for failing to), unilaterally request a Ratable Borrowing under this Section 2.3, to be made in the amount of that Principal Debt on the next Business Day, as a Fed-Funds Borrowing. That Ratable Borrowing is for the account of Borrower, but does not require Borrower's joinder or other action. Administrative Agent shall fax that request (an "Administrative Agent's Request") to each Lender and Borrower and confirm it by telephone by 2:00 p.m. on the Borrowing Date for the requested Ratable Borrowing. When so made, an Administrative Agent's Request irrevocably binds Borrower.

     2.4  Wet-Borrowing Procedures.  The conditions and procedures of Section
2.2 and Section 2.3 apply to Wet Borrowings except as follows:

          (a) Collateral Documents. A Wet Borrowing may be funded before delivery to Administrative Agent of all of the required Collateral Documents for the Eligible-Mortgage Loans supporting that Wet Borrowing. The Collateral-Delivery Notice delivered to Administrative Agent for a Wet Borrowing may be sent to Administrative Agent by fax but must identify and describe each Mortgage Loan that supports that Wet Borrowing and the amount of the Borrowing Base for Mortgage Collateral applicable to it. By delivering the Collateral-Delivery Notice, Borrower confirms its grant under this agreement of Lender Liens, from the Borrowing Date for each Wet Borrowing, on each Collateral Document offered as Collateral in that Collateral-Delivery Notice that is perfected subject to the delivery of the related promissory notes for those Mortgage Loans to Administrative Agent or its bailee.

          (b) Funding by Administrative Agent. Administrative Agent shall make the funds available to Borrower by 4:00 p.m. on the Borrowing Date by depositing these funds into the Warehouse Account or by wire transfer in accordance with the Borrowing Request.

     2.5 Swing-Borrowing Procedures. The conditions and procedures of Section 2.2, Section 2.3, and Section 2.4 apply to Swing Borrowings except as follows:

          (a) Borrowing Request. The Borrowing Request for a Swing Borrowing must be delivered to Administrative Agent by 3:00 p.m. on the Borrowing Date and may not request a LIBOR Borrowing.

          (b) Election by Administrative Agent. Administrative Agent shall then elect in its sole discretion whether to loan that Swing Borrowing. If Administrative Agent elects to loan that Swing Borrowing, then it shall follow the funding procedures that are applicable under Sections 2.2, 2.3, and 2.4.

          (c) Participations. Immediately upon Administrative Agent's funding a Swing Borrowing, Administrative Agent is deemed to have sold and transferred to each other Lender, and each other Lender is deemed irrevocably and unconditionally to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation in that Swing Borrowing to the extent of that Lender's Commitment Percentage of the amount of it, which participation must be paid for on demand by Administrative Agent.

     2.6  Letters of Credit.

          (a) Conditions. Subject to the terms and conditions of this agreement and applicable Laws, Administrative Agent (itself or through one of its Affiliates, and references in this Section 2.6 to Administrative Agent include those Affiliates) agrees to issue LCs upon Borrower's making or delivering an LC Request and delivering an LC Agreement, both of which must be received by Administrative Agent no later than on the Business Day before the requested LC is to be issued, so long as (i) no LC may expire after three Business Days before the Warehouse-Actual-Termination Date, and
     (ii) the LC Exposure does not exceed $2,000,000.

          (b) Participation. Immediately upon Administrative Agent's issuance of any LC, Administrative Agent shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Commitment Percentage under the Working-Capital Commitment in the LC and all applicable Rights of Administrative Agent in the LC, other than Rights to receive certain fees provided in Section 3.14(f) to be for Administrative Agent's sole account.

          (c) Reimbursement Obligations. To induce Administrative Agent to issue and maintain LCs, and to induce Lenders to participate in issued LCs, Borrower agrees to pay or reimburse Administrative Agent (i) on the date when any draft or draw request is presented under any LC, the amount paid or to be paid by Administrative Agent and (ii) promptly, upon demand, the amount of any additional fees Administrative Agent customarily charges for the application and issuance of an LC, for amending LC Agreements, for honoring drafts and draw requests, and for taking similar action in connection with letters of credit. If Borrower has not reimbursed Administrative Agent for any drafts or draws paid or to be paid on the date of Administrative Agent's demand for reimbursement, Administrative Agent is irrevocably authorized to fund Borrower's reimbursement obligations as a Base-Rate Borrowing under the Working-Capital Commitment if proceeds are available under the Working-Capital Commitment and if the conditions in this agreement for such a Borrowing (other than any notice requirements or minimum funding amounts) have, to Administrative Agent's knowledge, been satisfied. The proceeds of that Borrowing shall be advanced directly to Administrative Agent to pay Borrower's unpaid reimbursement obligations. If funds cannot be advanced under the Working-Capital Commitment, then Borrower's reimbursement obligation shall constitute a demand obligation. Borrower's obligations under this section are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment that Borrower may have at any time against Administrative Agent or any other Person. From Administrative Agent's demand for reimbursement to the date paid (including any payment from proceeds of a Base-Rate Borrowing), unpaid reimbursement amounts accrue interest that is payable on demand at the Default Rate thereafter.

          (d) General. Administrative Agent shall promptly notify Borrower of the date and amount of any draft or draw request presented for honor under any LC (but failure to give notice will not affect Borrower's obligations under this agreement). Administrative Agent shall pay the requested amount upon presentment of a draft or draw request unless presentment on its face does not comply with the terms of the applicable LC. When making payment, Administrative Agent may disregard (i) any default or potential default that exists under any other agreement and (ii) obligations under any other agreement that have or have not been performed by the beneficiary or any other Person (and Administrative Agent is not liable for any of those obligations). Borrower's reimbursement obligations to Administrative Agent and Lenders, and each Lender's obligations to Administrative Agent, under this section are absolute and unconditional irrespective of, and Administrative Agent is not responsible for, (i) the validity, enforceability, sufficiency, accuracy, or genuineness of documents or endorsements (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent, or forged), (ii) any dispute by any Company with or any Company's claims, setoffs, defenses, counterclaims, or other Rights against Administrative Agent, any Lender, or any other Person, or (iii) the occurrence of any Potential Default or Default. However, nothing in this agreement constitutes a waiver of Borrower's Rights to assert any claim or defense based upon the gross negligence or willful misconduct of Administrative Agent or any Lender. Administrative Agent shall promptly distribute reimbursement payments received from Borrower to all Lenders according to their Commitment Percentages of the total Working-Capital Commitment.

          (e) Obligations of Lenders. If Borrower fails to reimburse Administrative Agent as provided in Section 2.6(c) and Section 2.6(d) within 24 hours after Administrative Agent's demand for reimbursement, and funds cannot be advanced under the Working-Capital Commitment to satisfy the reimbursement obligations, Administrative Agent shall promptly notify each Lender of Borrower's failure, of the date and amount paid, and of each Lender's Commitment Percentage of the unreimbursed amount. Each Lender shall promptly and unconditionally make available to Administrative Agent in immediately available funds its Commitment Percentage of the unpaid reimbursement obligation, subject to the limitations of Section 2.1. Funds are due and payable to Administrative Agent before the close of business on the Business Day when Administrative Agent gives notice to each Lender of Borrower's reimbursement failure (if notice is given before 1:00 p.m.) or on the next succeeding Business Day (if notice is given after 1:00 p.m.). All amounts payable by any Lender accrue interest after the due date at the Federal-Funds Rate from the day the applicable draft or draw is paid by Administrative Agent to (but not including) the date the amount is paid by the Lender to Administrative Agent.

          (f) Duties of Administrative Agent. Administrative Agent agrees with each Lender that it will exercise and give the same care and attention to each LC as it gives to its other letters of credit. Each Lender and Borrower agree that, in paying any draft or draw under any LC, Administrative Agent has no responsibility to obtain any document (other than any documents expressly required by the respective LC) or to ascertain or inquire as to any document's validity, enforceability, sufficiency, accuracy, or genuineness or the authority of any Person delivering it. Neither Administrative Agent nor its Representatives will be liable to any Lender or any Company for any LC's use or for any beneficiary's acts or omissions. Any action, inaction, error, delay, or omission taken or suffered by Administrative Agent or any of its Representatives in connection with any LC, applicable draws, drafts, or documents, or the transmission, dispatch, or delivery of any related message or advice, if in good faith and in conformity with applicable Laws and in accordance with the standards of care specified in the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (as amended or modified), is binding upon the Companies and Lenders and does not place Administrative Agent or any of its Representatives under any resulting liability to any Company or any Lender. Administrative Agent is not liable to any Company or any Lender for any action taken or omitted, in the absence of gross negligence or willful misconduct, by Administrative Agent or its Representative in connection with any LC.

          (g) Cash Collateral. On the Warehouse-Actual-Termination Date and if requested by Determining Lenders while a Default exists, Borrower shall provide Administrative Agent, for the benefit of Lenders, cash collateral in an amount equal to the then-existing LC Exposure.

          (h) Indemnification. Borrower shall protect, indemnify, pay, and save Administrative Agent, each Lender, and their respective Representatives harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and expenses (including reasonable attorneys' fees) which any of them may incur or be subject to as a consequence of the issuance of any LC, any dispute about it, or the failure of Administrative Agent to honor a draft or draw request under any LC as a result of any act or omission (whether right or wrong) of any present or future Tribunal. However, no Person is entitled to indemnity under the foregoing for its own gross negligence or willful misconduct.

          (i) LC Agreements. Although referenced in any LC, terms of any particular agreement or other obligation to the beneficiary are not incorporated into this agreement in any manner. The fees and other amounts payable with respect to each LC are as provided in this agreement, drafts and draws under each LC are part of the Obligation, only the events specified in this agreement as a Default shall constitute a default under any LC, and the terms of this agreement control any conflict between the terms of this agreement and any LC Agreement.

     2.7 Borrowing Requests and LC Requests. Each Borrowing Request and LC Request constitutes a representation and warranty by Borrower that as of the Borrowing Date or the date of issuance of the requested LC, as the case may be, that all of the conditions precedent in Section 5 have been satisfied.

     2.8 Terminations. All Warehouse Commitments and all Working-Capital Commitments automatically terminate in full on the Warehouse-Actual-Termination Date, and all Term-Line Commitments automatically terminate in full on the Tranche A-Actual-Termination Date or Tranche B-Actual-Termination Date (as applicable). After giving written and irrevocable notice to Administrative Agent and each Lender at least five Business Days before the effective date of any termination, Borrower may fully or partially terminate the Warehouse Commitments, the Working-Capital Commitments, or the Term-Line Commitments, or any combination of them before those respective dates, and any partial termination must be ratable in accordance with each Lender's Commitment Percentage. Once terminated, no part of the Warehouse Commitment, the Working-Capital Commitment, or Term-Line Commitment (as applicable) may be reinstated except by an amendment to this agreement.

SECTION 3.  PAYMENT TERMS.

     3.1 Notes. The Principal Debt (and related interest) of Warehouse Borrowings that are Ratable Borrowings, Warehouse Borrowings that are Swing Borrowings, Working-Capital Borrowings, and Term-Line Borrowings is respectively evidenced by the Warehouse Notes, Swing Note, Working-Capital Notes, and Term-Line Notes.

     3.2  Payment Procedures.

          (a) Payments. Borrower shall make each payment and prepayment on the Obligation to Administrative Agent, on behalf of Lenders, in accordance with Administrative Agent's Wire Instructions in funds that are available for immediate use by Administrative Agent. Payments that are received by 3:00 p.m. on a Business Day are deemed received on that Business Day. Payments that are received after 3:00 p.m. on a Business Day are deemed received on the next Business Day. Subject to Section 3.7(f), applicable interest continues to accrue through the calendar day immediately before the Business Day on which the payment is deemed received. No Lender directly invoices Borrower for, and only Administrative Agent invoices Borrower for, interest under the Loan Documents.

          (b) Distributions. When received under clause (a) above, Administrative Agent shall distribute each payment to each Lender, in accordance with Section 3.5 and each Lender's Wire Instructions, reasonably promptly after receipt but by no later than 4:00 p.m. on the Business Day the payment is deemed to be received by Administrative Agent under clause
     (a) above. If Administrative Agent fails to distribute any payment to any Lender as required by this clause, then Administrative Agent shall pay to that Lender on demand interest on that payment, from the date due under this clause until paid, at an annual interest rate equal from day to day to the Fed-Funds Rate.

     3.3 Scheduled Payments. Unless otherwise provided in this agreement, Borrower shall pay the Obligation in accordance with the following table:

     Obligation                                        Payable
     Interest on each LIBOR Borrowing except at        As it accrues on (a) the last day of that Borrowing's
     the Default Rate                                  Interest Period and, if that Interest Period is longer
                                                       than three months, 90 days after its first day and each
                                                       90 days after that and (b) on the Warehouse-Actual-
                                                       Termination Date (for Warehouse and Working-Capital
                                                       Borrowings) or the final maturity date of the
                                                       applicable tranche for Term-Line Borrowings, as the
                                                       case may be

     Interest on each other Borrowing except at        On (a) the 15th day of each Calendar Month as it accrued
     the Default Rate                                  it accrued on the last day of the preceding Calendar
                                                       Month and (b) on the Warehouse-Actual-Termination Date
                                                       or the final maturity date of the applicable tranche
                                                       for Term-Line Borrowings, as the case may be

     Interest at the Default Rate regardless of        On demand as it accrues
     Borrowing-Price Category

     Principal Debt of Swing Borrowings                On demand

     Other Principal Debt of, and other Obligation     On the Warehouse-Actual-Termination Date
     related to, Warehouse Borrowings and
     Working-Capital Borrowings

     Principal Debt of Tranche A outstanding on        In consecutive, equal, monthly installments commencing
     the Tranche A-Actual-Termination Date             on the Tranche A-Actual-Termination Date and continuing
                                                       on the same day of each ensuing Calendar Month, with
                                                       the last installment being made on June 30, 2004,
                                                       accompanied by the balance of all related Obligation
                                                       then remaining unpaid

     Principal Debt of Tranche B outstanding on        In consecutive, equal, monthly installments commencing
     the Tranche B-Actual-Termination Date             on June 30, 2000, and continuing on the same day of
                                                       each ensuing Calendar Month, with the last installment
                                                       being made on June 30, 2005, accompanied by the balance
                                                       of all Obligation then remaining unpaid

     3.4  Prepayments.

          (a) P&I Borrowings. For at least seven-consecutive days during each 30-consecutive-day period, Borrower shall pay all, and not owe any, Principal Debt for P&I Borrowings.

          (b) T&I Borrowing. Borrower shall pay the Principal Debt of each T&I Borrowing on or before the earlier of either 270 days after its Borrowing Date or the Warehouse-Actual-Termination Date.

          (c) Foreclosure Borrowing. Borrower shall pay the Principal Debt of each Foreclosure Borrowing on or before the earlier of either 180 days after its Borrowing Date or the Warehouse-Actual-Termination Date.

          (d) Commitment Termination. Borrower shall, on the date that full or partial termination of a Lender's Warehouse Commitment, Working-Capital Commitment, or Term-Line Commitment, as the case may be, becomes effective under Section 2.8, pay to that Lender the full Obligation owed to it in respect of that commitment in the case of a full termination or the Principal Debt owed to it for the relevant Borrowings that exceed its reduced commitment, as the case may be.

          (e) Borrowing Excess. If at any time a Borrowing Excess exists, then, on demand, Borrower shall take the following applicable action that eliminates that Borrowing Excess:

               (i) For a Borrowing Excess that is not capable of elimination by delivery of additional Collateral or an increase in the total or any applicable Borrowing Base, e.g., if the total Principal Debt were to exceed the total Combined Commitments, or when a Default exists, prepay to Administrative Agent for distribution to the appropriate one or more Lenders Principal Debt of the appropriate one or more Borrowing-Purpose Categories (together with any related Funding Loss).

               (ii) For any other Borrowing Excess and only when no Default exists, either (A) deliver to Administrative Agent, in accordance with this agreement, additional Collateral that causes the total or the applicable Borrowing Base, as the case may be, to increase, (B) prepay to Administrative Agent for distribution to the appropriate one or more Lenders Principal Debt of the appropriate one or more Borrowing-Purpose Categories (together with any related Funding Loss), or (C) any combination of the actions under clauses (A) or (B) above.

          (f) Voluntary Prepayments. Borrower may voluntarily prepay all or any of the Obligation at any time without premium or penalty, but with any applicable Funding Loss.

     3.5 Order of Application. All payments and proceeds, whether voluntary, involuntary, through the exercise of any Right of set-off or other Right, realization against any Collateral, or otherwise, shall be applied in the following order:

          (a) No Default. While no Default exists, in the order and manner as Borrower directs, except that principal payments must always be applied in the following order and manner:

               (i) Principal Debt of Swing Borrowings, in each case payable solely to Administrative Agent, which Administrative Agent shall distribute in accordance with the participation interests in that Principal Debt that any one or more Lenders may have purchased and paid for under Section 2.5(c).

               (ii) Principal Debt of all non-Swing Borrowings in the order below, payable ratably to each Lender in accordance with its Commitment Percentage, except as the order may be rearranged by Administrative Agent to the extent possible to avoid the application of any Funding Loss for LIBOR Borrowings. Principal Debt shall be applied (A) to the Borrowing-Purpose Category to the extent the collections or proceeds are from or arose in respect of the Collateral in its Borrowing Base and (B) then in the following order:

               .      Term-Line Borrowings
               .      Foreclosure Borrowings
               .      P&I Borrowings
               .      T&I Borrowings
               .      Alt-A Borrowings (Wet Borrowings first)
               .      Subprime Borrowings (Wet Borrowings first)
               .      Repurchase Borrowings (Wet Borrowings first)
               .      Second-Lien Borrowings (Wet Borrowings first)
               .      Indirect-Warehouse Borrowings (Wet Borrowings first)
               .      Other Wet Borrowings
               .      Other Dry Borrowings (other than Gestation Borrowings)
               .      Gestation Borrowings

          (b) Default or No Direction. While a Default exists or if Borrower fails to give any direction, in the following order and manner:

               (i) All costs and expenses incurred by Administrative Agent in connection with its duties under the Loan Documents, including, without limitation, fees and expenses paid by Administrative Agent to any servicing companies retained by Administrative Agent to assist it in servicing any Collateral required to be serviced, to any attorneys, or to any agents, that have not been reimbursed by Lenders, together with interest at the Default Rate, payable solely to Administrative Agent.

               (ii) All costs and expenses incurred by any Lender in connection with the Loan Documents that are reimbursable to it under the Loan Documents and all amounts paid by that Lender to Administrative Agent as a reimbursement to it of costs and expenses incurred by Administrative Agent in connection with its duties under the Loan Documents, together with interest at the Default Rate, payable ratably to Lenders in the proportion that each Lender's share of those costs and expenses bears to the total of those costs and expenses for all Lenders.

               (iii) Accrued and unpaid interest on the Obligation, payable ratably to Lenders in the proportion that the amount of interest owed to each Lender bears to the total of all interest owed to all Lenders.

               (iv) Except with respect to payments and proceeds identifiable as relating solely to Working-Capital Borrowings or Term-Line Borrowings, Principal Debt of Swing Borrowings, in each case payable solely to Administrative Agent, which Administrative Agent shall distribute in accordance with the participation interests in that Principal Debt that any one or more Lenders may have purchased and paid for under Section 2.5(c).

               (v) Any LC reimbursement obligations that are due and payable and that remain unfunded by any Borrowing under the Working-Capital Commitment.

               (vi) Principal Debt in the order below, payable ratably to each Lender in accordance with its Termination Percentage, except as the order may be rearranged by Administrative Agent to the extent possible to avoid the application of any Funding Loss for LIBOR Borrowings. Principal Debt shall be applied (A) to the Borrowing-Purpose Category to the extent the collections or proceeds are from or arose in respect of the Collateral in its Borrowing Base and (B) then in the following order:

               .      Term-Line Borrowings
               .      Foreclosure Borrowings
               .      P&I Borrowings
               .      T&I Borrowings
               .      Alt-A Borrowings (Wet Borrowings first)
               .      Subprime Borrowings (Wet Borrowings first)
               .      Repurchase Borrowings (Wet Borrowings first)
               .      Second-Lien Borrowings (Wet Borrowings first)
               .      Indirect-Warehouse Borrowings (Wet Borrowings first)
               .      Other Wet Borrowings
               .      Other Dry Borrowings (other than Gestation Borrowings)
               .      Gestation Borrowings

               (vii) All other portions of the Obligation, payable ratably to Lenders in the proportion that each Lender's share of those amounts bears to the total of those amounts for all Lenders.

               (viii) As a deposit with Administrative Agent, for the benefit of Lenders, as security for and payment of any subsequent LC reimbursement obligations.

               (ix) Either to Borrower or to its successors or assigns on behalf of Borrower, to be divided between them as they may agree or as a court of competent jurisdiction may direct.

     3.6 Sharing. If any Lender obtains any amount from collateral in its possession as security for or related to the Borrower's obligations under the Loan Documents, whether voluntary, involuntary, or otherwise, including, without limitation, as a result of exercising its Rights under Section 10.3, that exceeds the portion of that amount it is otherwise entitled under the Loan Documents to receive, then that Lender shall purchase from the other Lenders participations that result in the purchasing Lender's sharing the excess amount ratably with each Lender in accordance with the portion it is entitled to receive under the Loan Documents. If all or any of that excess amount is subsequently recovered from that purchasing Lender, then the purchase of participations in it is automatically rescinded and the purchase price restored to that purchasing Lender to the extent of the recovery. Any Lender purchasing a participation from another Lender under this section may, to the extent lawful, exercise all of its Rights of payment (including the Right of offset) with respect to that participation as fully as if that Lender were the direct creditor of Borrower in the amount of that participation.

     3.7  Interest Rates.

          (a) Non-Default Rate. Subject to clause (b) below, all Principal Debt bears an annual interest rate equal to the lesser of either the Maximum Rate or the rate applicable in the following table:

                   Principal Debt                                Rate
         Principal Debt of each LIBOR Borrowing       Average-Adjusted-LIBOR Rate.

         Average-Principal Debt of all other          Applicable-Covered Rate
         Borrowings owed to a Depositary during
         any Calendar Month that does not exceed
         its Average-Depositary Balances for that
         Calendar Month

         Average-Principal Debt of all Borrowings     Average-Adjusted-Base Rate or
         owed to any Lender and not bearing           Average-Adjusted-Fed-Funds Rate
         interest under the above sections of         for that Calendar Month, whichever
         this table for any Calendar Month            is applicable

          (b) Default Rate. For all past-due Principal Debt and past-due interest on the Principal Debt from the date due (stated or by acceleration) until paid, whether or not payment is before or after entry of a judgment, the rate applicable in the following table:


              Principal Debt and Past-Due Interest                        Rate
         Average-Principal Debt owed to a Depositary during a             5.0%
         Calendar Month and all past-due accrued interest on
         that Principal Debt that does not exceed its
         Average-Depositary Balances for that Calendar Month

         Average-Principal Debt owed to any Lender and not             Default Rate
         bearing interest under the above section of this
         table, and all past-due interest on that Principal
         Debt, for any Calendar Month

          (c) Rate Changes. Each change in LIBOR, the Fed-Funds Rate, the Base Rate, and the Maximum Rate is effective upon the effective date of change without notice to Borrower or any other Person.

          (d) Calculations. Interest is calculated on the basis of actual days (including the first but excluding the last) over a 360-day year, unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest is calculated on the basis of the actual days in that year. All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

           (e) Recapture. If the designated interest rate applicable to any Borrowing exceeds the Maximum Rate, the interest rate on that Borrowing is limited to the Maximum Rate. However, any subsequent reductions in the designated rate shall not become effective until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by Law, Borrower shall pay an amount equal to the difference of (i) the lesser of either the amount of interest that would have accrued if the designated rates had always been in effect or the amount of interest that would have accrued if the Maximum Rate had always been in effect, minus (ii) the amount of interest actually paid or accrued on the Notes.

           (f) Maximum Rate. Regardless of any Loan Document provision, no Lender is entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any of the Obligation any amount in excess of the Maximum Rate. If a Lender ever does so, then any excess is treated as a partial prepayment of principal, and any remaining excess shall be refunded to Borrower, as the case may be. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the extent lawful (i) treat all Borrowings as but a single extension of credit, (ii) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (iii) exclude voluntary prepayments and their effects, and (iv) amortize, prorate, allocate, and spread the total amount of interest throughout the full-contemplated term of the Obligation. However, if the Obligation is paid in full before the end of that full-contemplated term and the interest received for the Obligation's actual period of existence exceeds the Maximum Amount, then Lenders shall refund any excess without being subject to any penalties provided by any Laws. If Texas Laws are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," then those terms mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Texas Revised Civil Statutes, as amended. Chapter 15, Subtitle 79, Texas Revised Civil Statutes, 1925 (which regulates certain revolving credit loan accounts and revolving triparty accounts), does not apply to the Obligation.

     3.8 Interest Periods. When Borrower requests any LIBOR Borrowing, it may elect the applicable interest period (each an "Interest Period"), which may be either one, two or three months at its option or such other period as it and Administrative Agent may agree (after first obtaining Determining Lender approval if for more than six months), subject to the following conditions: (a) The initial Interest Period commences on the applicable Borrowing Date and each subsequent applicable Interest Period commences on the day when the next preceding applicable Interest Period expires; (b) if any Interest Period begins on a day for which no numerically corresponding Business Day in the Calendar Month at the end of the Interest Period exists, then the Interest Period ends on the last Business Day of that Calendar Month; (c) if an Interest Period would otherwise not end on a Business Day, it shall end on the immediately preceding Business Day; (d) no Interest Period for any portion of the Obligation may extend beyond the scheduled repayment date for that portion of the Obligation; and (e) no more than three Interest Periods may be in effect at any time.

     3.9 Basis Unavailable or Inadequate for LIBOR Rate. If, on or before any date when a LIBOR Rate is to be determined for a Borrowing, Administrative Agent or any Lender (upon notice to Administrative Agent) determines that the basis for determining the applicable rate is not available or that the resulting rate does not accurately reflect the cost to Lenders of making or converting Borrowings at that rate for the applicable Interest Period, then Administrative Agent shall promptly notify Borrower of that determination (which is conclusive and binding on Borrower, absent manifest error) and that Borrowing shall be a Fed-Funds Borrowing. Until Administrative Agent notifies Borrower that it or the notifying Lender (upon notice to Administrative Agent) has determined that those circumstances no longer exist, which it shall promptly do, Lenders' commitments under this agreement to make LIBOR Borrowings are suspended.

     3.10 Additional Costs. This section survives the full satisfaction of the Obligation and termination of the Loan Documents, and release of Lender Liens.

           (a) For any LIBOR Borrowing, if (i) (A) any change after the date of this agreement in any present Law, and for purposes of this Section 3.10, Law includes interpretations and guidelines of any Tribunal whether or not having the force of Law, or any future Law imposes, modifies, or deems applicable (or if compliance by any Lender with any requirement of any Tribunal results in) any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental, or special reserves) be maintained, (B) those reserves reduce any sums receivable by that Lender under this agreement or increase the costs incurred by that Lender in advancing or maintaining any portion of any LIBOR Borrowing, and (C) that Lender determines that the reduction or increase is material (and it may, in determining the material nature of the reduction or increase, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (ii) that Lender (through Administrative Agent) shall deliver to Borrower a certificate stating in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and Borrower, shall pay that amount to that Lender within ten days after demand.

           (b) For any Borrowing, if (i) (A) any change after the date of this agreement in any present Law or any future Law regarding capital adequacy or compliance by any Lender with any request, directive, or requirement now or in the future imposed by any Tribunal regarding capital adequacy or any change in the risk category of this transaction reduces the rate of return on its capital as a consequence of its obligations under this agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (ii) that Lender (through Administrative Agent) shall notify Borrower and deliver to Borrower a certificate stating in reasonable detail the calculation of the amount necessary to compensate it (which certificate is presumed correct), and Borrower, shall pay that amount to Lender within ten days after demand.

           (c) Any Taxes payable by Administrative Agent or any Lender or ruled (by a Tribunal) payable by Administrative Agent or any Lender in respect of any Loan Document shall, if permitted by Law and if deemed material by Administrative Agent or that Lender (who may, in determining the material nature of the amount payable, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), be paid by Borrower, together with interest and penalties, if any (except for Taxes payable on the overall net income of Administrative Agent or that Lender and except for interest and penalties incurred as a result of the gross negligence or willful misconduct of Administrative Agent or any Lender). Administrative Agent or that Lender (through Administrative Agent) shall notify Borrower and deliver to Borrower a certificate stating in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and Borrower shall pay that amount to Administrative Agent for the account of Administrative Agent or that Lender, as the case may be, within ten days after demand. If Administrative Agent or that Lender subsequently receives a refund of the Taxes paid to it by Borrower, then the recipient shall promptly pay the refund to Borrower.

     3.11 Change in Laws. If any change, after the date of this agreement, in any present Law or any future Law makes it unlawful for any Lender to make or maintain LIBOR Borrowings, then that Lender shall promptly notify Administrative Agent, who shall promptly notify Borrower and (a) as to undisbursed funds, any requested Borrowing shall be made as a Fed-Funds Borrowing, (b) as to any outstanding Borrowing (i) if maintaining the Borrowing until the last day of the applicable Interest Period is unlawful, the Borrowing shall be converted to a Fed-Funds Borrowing as of the date of notice, but Borrower is not obligated to pay any related Funding Loss, or (ii) if not prohibited by Law, the Borrowing shall be converted to an Fed-Funds Borrowing as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay the Borrowing, without penalty, and without payment of any related Funding Loss.

     3.12 Funding Loss. Subject to Section 3.11, Borrower Agrees To Indemnify Each Lender Against, And Pay To It Upon Demand, Any Funding Loss Of That Lender. When any Lender demands that Borrower pay any Funding Loss, that Lender shall deliver to Administrative Agent who shall promptly deliver to Borrower a certificate stating in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation shall be presumed correct. This
Section 3.12 survives the satisfaction and payment of the Obligation and termination of the Loan Documents.

     3.13 Foreign Lenders, Participants, and Purchasers. Each Lender, Participant (by accepting a participation interest under this agreement), and Purchaser (by executing an Assignment) that is not organized under the Laws of the United States of America or one of its states (a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligation and (ii) it has furnished to Administrative Agent and Borrower two duly completed copies of either U.S. Internal Revenue Service Form 4224, Form 1001, Form W-8, or any other form acceptable to Administrative Agent that entitles it to exemption from U.S. federal withholding Tax on all interest payments under the Loan Documents, and (b) covenants to (i) provide Administrative Agent and Borrower a new Form 4224, Form 1001, Form W-8, or other form acceptable to Administrative Agent upon the expiration or obsolescence of any previously delivered form according to Law, duly executed and completed by it, and (ii) comply from time to time with all Laws with regard to the withholding Tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Administrative Agent (without duplication) may deduct and withhold from interest payments under the Loan Documents United States federal income Tax at the full rate applicable under the IRC.

     3.14 Fees. The following are not compensation for the use, detention, or forbearance of money, are in addition to and not in lieu of interest and expenses otherwise described in the Loan Documents, are non-refundable, bear interest if not paid when due at the Default Rate, and are calculated on the basis of actual days (including the first but excluding the last) elapsed over a year of 360 days (or actual days during that year, if the calculation would otherwise result in exceeding the Maximum Amount and the payment were deemed to be interest notwithstanding the above provisions to the contrary):

           (a) Administrative Agent's Fees. Borrower shall pay to Administrative Agent, for its sole account, administrative, syndication, and custodial fees in amounts and upon such payment terms as may be separately agreed upon by Borrower and Administrative Agent in writing.

           (b) Warehouse Unused Facility Fee. Borrower shall pay to Administrative Agent an unused facility fee for Lenders payable in arrears on the 15th day of each Calendar Month for the preceding Calendar Month and on the Warehouse-Actual-Termination Date. Each payment of the unused facility fee is a percentage per annum calculated for the period in which it accrued as the product of 0.125% multiplied by the amount by which (i) the average-daily total Warehouse Commitment exceeds (ii) the average daily Principal Debt relating to Warehouse Borrowings.

           (c) Working-Capital Commitment Fee. Borrower shall pay to Administrative Agent a commitment fee for Lenders payable in arrears on the 15th day of the Calendar Quarter for the preceding Calendar Quarter and on the Warehouse-Actual-Termination Date. Each payment of the commitment fee is a percentage per annum calculated for the period in which it accrued as the product of 0.150% multiplied by the total Working-Capital Commitment.

           (d) Term-Line Commitment Fee. Borrower shall pay to Administrative Agent a commitment fee for Lenders payable in arrears on the 15th day of the Calendar Quarter for the preceding Calendar Quarter and on the Tranche B-Stated-Termination Date. Each payment of the commitment fee is a percentage per annum calculated for the period in which it accrued as the product of 0.250% multiplied by the amount by the total Term-Line Commitment.

SECTION 4. COLLATERAL PROCEDURES.

     4.1 Eligible Collateral. The eligibility requirements for Collateral to be included in the Borrowing Base are listed on Schedule 4.1. If at any time any item of Collateral ceases to meet those requirements, then that item is automatically excluded from all calculations of the applicable Borrowing Base.

     4.2 Borrowing Base. The elements for calculating the Borrowing Base are listed on Schedule 4.2. By 2:00 p.m. on the date of any Borrowing, any payment of Principal Debt, or removal of any Collateral, Administrative Agent shall deliver to Borrower and Lenders a Borrowing-Base Report prepared on the basis of the information provided by Borrower in the most recent Take-Out Report and other information then available to Administrative Agent as provided in this agreement.

     4.3 Collateral Delivery. Borrower must comply with all the required procedures in Schedule 4.3 for Mortgage Collateral offered in connection with this agreement by no later than 11:00 a.m. on (i) the Borrowing Date for Collateral supporting any Borrowing other than a Wet Borrowing and (ii) the seventh Business Day after the Borrowing Date of any Wet Borrowing for Collateral supporting that Borrowing. By 11:00 a.m. on the Business Day that Borrower is converting any Dry Borrowing to a Gestation Borrowing, Borrower shall execute and deliver to Administrative Agent a Collateral-Conversion Notice.

     4.4 Bailee and Administrative Agent. Administrative Agent and Lenders appoint Borrower, and Borrower shall act, as their (a) special agent for the sole and limited purpose of obtaining and maintaining Appraisals for Mortgage Loans as required by the Loan Documents and (b) bailee to (i) hold in trust for Administrative Agent (A) the original recorded copy of the mortgage, deed of trust, or trust deed securing each Mortgage Loan, (B) a mortgagee policy of title insurance (or binding unexpired and unconditional commitment to issue such insurance if the policy has not yet been delivered to Borrower) insuring Borrower's perfected, first priority Lien (or second-priority Lien with respect to Second-Lien Borrowings) created by that mortgage, deed of trust, or trust deed, (C) the original insurance policies referred to in Part A.6(c) on Schedule 4.1, and

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

(D) all other original documents, including any undelivered Take-Out Commitments, promissory notes, and Mortgage Securities, (ii) specifically identify those items in the appropriate Collateral-Delivery Notice, and (iii) deliver to Administrative Agent any of the foregoing items as soon as reasonably practicable upon Administrative Agent's request.

     4.5   Shipment for Sale.

           (a) Shipment of Collateral. If no Default, Potential Default, or Borrowing Excess exists and if shipment would not result in any Approved Investor (other than FNMA, FHLMC, and GNMA, or any other investor that Administrative Agent has approved in writing) or its servicers and custodians holding Collateral Documents for Mortgage Loans with more than a total $5,000,000 face amount, then Borrower may, by a Shipping Request delivered to Administrative Agent by 11:00 a.m. on the Business Day of shipment, request Administrative Agent to ship Collateral Documents to an Approved Investor or its servicer or custodian for purchase of the related Mortgage Loans. If Administrative Agent has no actual knowledge that any of the above conditions have not been satisfied, then Administrative Agent shall ship the Collateral Documents it holds for those Mortgage Loans to that Approved Investor or its servicer or custodian under the appropriate Bailee Letter.

           (b) Ineligible Collateral. Collateral shipped under clause (a) above, unless returned to Administrative Agent, ceases to be Eligible-Mortgage Collateral (i) to the extent that Collateral Documents for Mortgage Loans with more than a total face amount of $5,000,000 are held by or for any Approved Investor (other than FNMA, FHLMC, and GNMA, or any other investor that Administrative Agent has approved in writing) and (ii) upon the earlier of either the release of the Lender Liens in that Collateral under clause (c) below or the expiration of the Shipping Period for that Collateral.

           (c) Release of Liens. The Lender Liens on any Collateral shipped under clause (a) above continue on that Collateral until either (i) Administrative Agent receives payment in the Settlement Account in an amount at least equal to the price paid by the purchaser for each Eligible-Mortgage Loan so sold or (ii) in the case of Mortgage Loans being sold or exchanged for Mortgage Securities, Eligible-Mortgage Securities are delivered to or for Administrative Agent in accordance with Schedule 4.3 and other applicable provisions of the Loan Documents and become Collateral under this agreement for all purposes.

           (d) Certain Credits. Neither Administrative Agent nor any Lender is obligated at any time to credit Borrower for any amounts due from any purchase of any Mortgage Collateral contemplated under this agreement until Administrative Agent has actually received immediately available funds for that Mortgage Collateral in the amount required under this agreement. Neither Administrative Agent nor any Lender is obligated at any time to collect any amounts or otherwise enforce any obligations due from any purchaser in respect of any such purchase.

     4.6 Shipment for Correction. If no Default, Potential Default, or Borrowing Excess exists or occurs as a result of the shipment and if shipment would not result in any Collateral Documents for Mortgage Loans with more than a total face amount of $1,000,000 being outstanding for correction, then Borrower may, by a Trust Receipt delivered to Administrative Agent, request that Administrative Agent ship to Borrower the entire mortgage loan file of Collateral Documents for any Mortgage Loan so that certain of those Collateral Documents may be corrected or replaced for clerical or other non-substantive mistakes. If Administrative

Agent has no actual knowledge that any of the above conditions have not been satisfied, then and subject to the limitations below, then Administrative Agent shall ship to Borrower the entire mortgage loan file of Collateral Documents to be corrected or replaced. Borrower shall re-deliver to Administrative Agent the corrected Collateral Documents (meeting the requirements of Schedule 4.3) before the expiration of the Correction Period for that Collateral. Collateral shipped under this section, unless returned to Administrative Agent, ceases to be Eligible-Mortgage Collateral (a) to the extent that Collateral Documents for Mortgage Loans with more than a total face amount of $1,000,000 are outstanding for correction at any time and (b) upon the expiration of the Correction Period for that Collateral. The Lender Liens on any Collateral shipped under this section continue in full force and effect.

     4.7   Release of Collateral.

           (a) Excess Collateral. If no Default or Potential Default exists and no Borrowing Excess exists or would occur (after taking into account any corresponding payment on the Obligation) as a result of the release, Borrower may, by a Release Request delivered to Administrative Agent by 11:00 a.m. on the Business Day of the release, request that Administrative Agent release the Lender Liens on any Collateral.

           (b) Satisfaction of Obligation. If the Obligation is fully paid and performed and all commitments by each Lender to extend credit under the Loan Documents are terminated or canceled, Borrower may, by written request to Administrative Agent, request that Administrative Agent release the Lender Liens on all of the Collateral, return to Borrower or its designee all Collateral Documents then held by Administrative Agent, and execute a release of any financing statements or other documents filed or recorded to perfect the Lender Liens.

           (c) Releases. If Administrative Agent has no actual knowledge that any of the above conditions for a release have not been satisfied, then Administrative Agent shall effect those releases.

SECTION 5. CONDITIONS PRECEDENT. No Lender is obligated to fund its part of any Borrowing and Administrative Agent is not obligated to issue any LC unless Administrative Agent has received all of the documents and items described on
Schedule 5. In addition, no Lender is obligated to fund its part of any Borrowing and Administrative Agent is not obligated to issue any LC unless on the applicable Borrowing Date (and after giving effect to the requested Borrowing or LC): (a) Administrative Agent has timely received a Borrowing Request or LC Request (together with the applicable LC Agreement); (b) Administrative Agent receives any applicable LC fees; (c) all of the representations and warranties of Borrower in the Loan Documents are true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or permitted by this agreement); (d) no Default or Potential Default exists; (e) the funding of the Borrowing or the issuance of the LC is permitted by Law and does not cause a Borrowing Excess; and (f) if reasonably requested by Administrative Agent, it has received evidence substantiating any of the matters in the Loan Documents that are necessary to enable Borrower to qualify for the Borrowing or the issuance of the LC, as the case may be. Each condition precedent in this agreement (including, without limitation, those on Schedule 5) is material to the transactions contemplated by this agreement, and time is of the essence with respect to each. Subject to first obtaining the approval of all Lenders, Administrative Agent or any Lender may fund any Borrowing or issue any LC without all conditions being satisfied. However, to the extent lawful, that funding is not a waiver of the requirement that each condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless all Lenders specifically waive an item in writing.

SECTION 6. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Administrative Agent and Lenders as follows:

     6.1 Purpose of Credit. Borrower will use all proceeds of Borrowings for one or more of the following: (a) Warehouse Borrowings will be used to finance Borrower's Mortgage Loan origination and acquisition until those Mortgage Loans are sold in the secondary market, (b) Working-Capital Borrowings will be used either (i) to pay certain Servicing Payments until those payments are reimbursed by either obligors under Mortgage Loans being serviced by Borrower or by the appropriate governmental agencies or (ii) to issue letters of credit to support sales of Servicing Rights, and (c) Term-Line Borrowings will be used to finance the acquisition of various servicing portfolios and to provide funding for Borrower's internally-generated Servicing Rights. In addition, the initial Borrowing on the Closing Date will be used to repay the outstanding indebtedness under the Existing Loan Agreement owed to any Existing Lender that is not a Lender under this agreement. Borrower is not engaged principally (or as one of its important activities) in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U.
No part of the proceeds of any LC draft or drawing or any Borrowing is to be used, directly or indirectly, for a purpose that violates any Law, including, without limitation, the provisions of Regulation U.

     6.2   About the Companies.

           (a)  Subsidiaries and Trade Names. Except as described on Schedule
     6.2 (i) Borrower has no Subsidiaries and (ii) no Company has used or transacted business under any other corporate or trade name in the six-month period preceding the date of this agreement.

           (b) Existence, Qualification, and Compliance. Each Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated as stated on Schedule 6.2. Except where failure is not a Material-Adverse Event, each Company (i) is duly qualified to transact business and is in good standing as a foreign corporation or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing (as described on Schedule 6.2), (ii) possesses all requisite authority, permits, and power to conduct its business as is now being, or is contemplated by this agreement to be, conducted, and (iii) is in compliance with all applicable Laws.

           (c) Offices. Each Company's chief executive office and other principal offices are described on Schedule 6.2. The present and foreseeable location of each Company's books and records concerning accounts and accounts receivable is at its chief executive office, and all of its books, and records are in its possession.

     6.3 Authorization and Contravention . The execution and delivery by each Company of each Loan Document to which it is a party and the performance by it of its related obligations (a) are within its corporate power, (b) have been duly authorized by all necessary corporate action, (c) except for any action or filing that has been taken or made on or before the date of this agreement, require no action by or filing with any Tribunal, (d) do not violate any provision of its charter or bylaws, (e) except where not a Material-Adverse Event, do not violate any provision of Law applicable to it or any material agreements to which it is a party, and (f) except for Lender Liens, do not result in the creation or imposition of any Lien on any asset of any Company.

     6.4 Binding Effect. Upon execution and delivery by all parties to it, each Loan Document will constitute a legal and binding obligation of each Company party to it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable Debtor Laws and general principles of equity.

     6.5   Fiscal Year. The Companies' fiscal year ends each December 31.

     6.6 Current Financials. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the financial condition, results of operations, and cash flows of the Companies as of, and for the portion of the fiscal year ending on their date or dates (subject only to normal year-end adjustments). All material liabilities of the Companies as of the date or dates of the Current Financials are reflected in them or notes to them. Except for transactions directly related to, or specifically contemplated by, the Loan Documents, no subsequent material adverse changes have occurred in the financial condition of the Companies from that shown in the Current Financials, nor has any Company incurred any subsequent material liability.

     6.7   Debt. No Company has any Debt except Permitted Debt.

     6.8 Solvency. On the date of each Borrowing or the issuance of any LC, each Company is, and after giving effect to the requested Borrowing or LC will be, Solvent.

     6.9 Litigation. Except as disclosed on Schedule 6.9 (a) no Company is subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to it or, if so adversely determined, would be a Material-Adverse Event, and (b) no outstanding or unpaid judgments against any Company exists.

     6.10 Transactions with Affiliates. No Company is a party to a material transaction with any of its Affiliates except (a) transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate, and (b) transactions described on Schedule 6.10.

     6.11 Taxes. All Tax returns of each Company required to be filed have been filed (or extensions have been granted) before delinquency, except for returns for which the failure to file is not a Material-Adverse Event, and all Taxes imposed upon each Company that are due and payable have been paid before delinquency.

     6.12 Employee Plans. Except where occurrence or existence is not a Material-Adverse Event, (a) no Employee Plan has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the IRC), (b) no Company has incurred liability under ERISA to the PBGC in connection with any Employee Plan, (c) no Company has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) no Company has engaged in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC), and (e) no "reportable event" (as defined in Section 4043 of ERISA) has occurred in respect of any Employee Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations.

     6.13 Property and Liens. Each Company has good and marketable title to all its property reflected on the Current Financials except for property that is obsolete or that has been disposed of in the ordinary course of business or, after the date of this agreement, as otherwise permitted by this agreement. All Collateral is free and clear of any Liens and adverse claims of any nature except Permitted Liens.

     6.14 Intellectual Property. Borrower owns all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the date of this agreement. Borrower is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to Borrower, are not a Material-Adverse Event. To Borrower's knowledge, no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property of Borrower exists.

     6.15 Environmental Matter. Except where not a Material-Adverse Event, no Company (a) knows of any environmental condition or circumstance adversely affecting any Company's properties or operations or any material portion of the properties subject to Mortgage Loans, (b) has received any report of any Company's violation of any Environmental Law, or (c) knows that any Company is under any obligation to remedy any violation of any Environmental Law. Each Company has taken prudent steps to determine that its properties and operations and that substantially all of the properties subject to Mortgage Loans do not violate any Environmental Law except violations that are not a Material-Adverse Event.

     6.16  Government Regulations.

           (a) Inapplicable Regulations. No Company is subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

           (b) Borrower's Eligibility. Borrower is approved and qualified and in good standing as an issuer, mortgagee, or seller/servicer, as described below, and meets all requirements applicable to its status as such: (i) GNMA approved issuer of Mortgage-Backed Securities guaranteed by GNMA; (ii) FNMA approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell, and service Mortgage Loans to be sold to FNMA; (iii) FHLMC approved seller/servicer of Mortgage Loans, eligible to originate purchase, hold, sell and service Mortgage Loans to be sold to FHLMC; (iv) FHA approved mortgagee, eligible to originate, purchase, hold, sell and service FHA Loans; and (v) VA approved mortgagee, eligible to originate, purchase, hold, sell and service VA Loans.

     6.17 Insurance. Each Company maintains with financially sound, responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

     6.18 Appraisals. With respect to the property the subject of any Mortgage Loan, Borrower has obtained Appraisals in material compliance with all Appraisal Laws.

     6.19 Full Disclosure. Each material fact or condition relating to the Loan Documents or the financial condition, business, or property of the Companies that is a Material-Adverse Event has been disclosed in writing to Administrative Agent and Lenders. All information previously furnished by any Company to

Administrative Agent or any Lender in connection with the Loan Documents was, and all information furnished in the future by any Company to Administrative Agent or any Lender will be, true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

SECTION 7. AFFIRMATIVE COVENANTS. Until all commitments by Lenders to extend credit under this agreement have been canceled or terminated and the Obligation is fully paid and performed, Borrower jointly and severally covenants and agrees with Administrative Agent and Lenders as follows:

     7.1 Reporting Requirements. Borrower shall cause to be furnished to Administrative Agent the following (all in form and detail reasonably satisfactory to Administrative Agent), and, reasonably promptly upon receiving them, Administrative Agent shall provide copies of them to each Lender:

           (a) Annual Financials. Promptly when available but at least within 90 days after each fiscal-year end of Borrower, audited Financials of the Companies as of that year end, each reflecting the corresponding figures for the preceding fiscal year in comparative form, accompanied by (i) an unqualified opinion of a firm of independent certified public accountants acceptable to Administrative Agent stating that those Financials were prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in GAAP concurred in by Borrower's independent public accountants, and that the consolidated portion of those Financials present fairly the consolidated and consolidating financial condition and results of operations of the Companies as of (and for the fiscal year ending on) that last day, and (ii) a Compliance Certificate.

           (b) Guarantor Financial Statements. Promptly when available but at least within 90 days after each fiscal year end of Guarantor, audited financial statements and statements of cash flow for any Guarantor prepared as of the end of the previous calendar year in form and detail reasonably acceptable to Administrative Agent.

           (c) Monthly Financials. Promptly when available but at least within 45 days after each Calendar Month, Financials of the Companies as of the end of that month, accompanied by (i) a Management Report and (ii) a Compliance Certificate.

           (d) Take-Out Report. By 5:00 p.m. on each Monday (or, if any Monday is not a Business Day, then by that time on the next Business Day) but only to the extent that Borrower has elected not to deliver specifically-designated Take-Out Commitments to Administrative Agent under Schedules 4.2 and 4.3, a Take-Out Report that is prepared as of the close of business on the preceding Business Day and reports the Take-Out Prices of the Mortgage-Collateral Groups comprising the Mortgage Collateral for which specifically designated Take-Out Commitments have not been delivered.

           (e) Investor Information. Promptly after the request by Administrative Agent or Determining Lenders, financial information about any investor (other than FNMA, FHLMC, and GNMA) for purposes of determining whether that investor should become or remain an Approved Investor.

           (f) Appraised Value. Promptly when available but at least within 60 days after the end of each Calendar Quarter, an appraisal of the Appraised Value, which appraisal must be prepared by an independent third-party appraiser (acceptable to Determining Lenders in their sole discretion) for the Calendar Quarters ending each June 30 and December 31 and may be internally prepared by Borrower for the Calendar Quarters ending each March 31 and September 30.

           (g) Notices. Notice, promptly after any Company knows or has reason to know, of (i) the existence and status of any Litigation that, if determined adversely to any Company, would be a Material-Adverse Event,
     (ii) any change in any material fact or circumstance represented or warranted by any Company in any Loan Document that constitutes a Material-Adverse Event, (iii) the receipt by any Company of notice of any violation or alleged violation of ERISA or any Environmental Law or other Law if that violation is a Material-Adverse Event, or (iv) a Default or Potential Default specifying the nature thereof and what action Borrower have taken, are taking, or propose to take with respect to it.

           (h) Other Information. Promptly upon reasonable request by Administrative Agent or Determining Lenders (through Administrative Agent), information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets, and liabilities of any Company and opinions, certifications, and documents in addition to those mentioned in this agreement.

     7.2 Use of Proceeds. Borrower shall use the proceeds of Borrowings only for the purposes represented in this agreement.

     7.3 Books and Records. Each Company shall maintain books, records, and accounts necessary to prepare Financials in accordance with GAAP.

     7.4 Inspections. Upon reasonable request, each Company shall allow Administrative Agent, any Lender, or their respective Representatives to inspect any of its properties, to review reports, files, and other records and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions, and finances with its directors, officers, employees, or representatives from time to time during reasonable business hours.

     7.5 Taxes. Each Company shall promptly pay when due any and all Taxes other than Taxes of which the failure to pay is not a Material-Adverse Event or which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien have been and continue to be stayed.

     7.6 Expenses. Borrower shall pay (a) all reasonable legal fees and expenses incurred by Administrative Agent in connection with the preparation, negotiation, and execution of the Loan Documents, (b) all reasonable legal fees and expenses incurred by Administrative Agent in connection with each separate future amendment, consent, waiver, or approval executed in connection with any Loan Document, (c) all fees, charges, or Taxes for the recording or filing of any Loan Document to create or perfect Lender Liens, (d) all other reasonable out-of-pocket expenses of Administrative Agent or any Lender in connection with the preparation, negotiation, execution, or administration of the Loan Documents, including, without limitation, courier expenses incurred in connection with the Mortgage Collateral, (e) all amounts expended, advanced, or incurred by Administrative Agent or any Lender to satisfy any obligation of any Company under any Loan Document, to collect the Obligation, or to enforce the Rights of Administrative Agent or any Lender under any Loan Document, including, without limitation, all court costs, attorneys' fees (whether for trial, appeal, other proceedings, or otherwise), fees of auditors and accountants, and investigation expenses reasonably incurred by Administrative Agent or any Lender in connection with any such matters, (f) interest at an annual interest rate equal to the Default Rate on each item specified in clauses (a) through (e) above from 30 days after the date of written demand or request for reimbursement to the date of reimbursement, and
(g) any and all stamp and other Taxes payable or determined to be payable in connection with the execution, delivery, or recordation of any Loan Document, in connection with which Borrower shall indemnify and save Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay those taxes to the extent those Liabilities arise solely because Borrower failed to pay the taxes upon demand by administrative agent or any lender, which indemnity survives the payment and performance of the obligation and termination of the Loan Documents.

     7.7   Maintenance of Existence, Assets, and Business.  Each Company shall
(a) except as permitted by Section 8.5, maintain its corporate existence and good standing in its state of incorporation and its authority to transact business in all other states where failure to maintain its authority to transact business is a Material-Adverse Event, and (b) maintain all licenses, permits, and franchises necessary for its business where failure to do so is a Material-Adverse Event, including, without limitation, Borrower's eligibility as lender, seller/servicer, and issuer as described in Section 6.16(b).

     7.8 Insurance. Borrower shall (a) maintain with financially sound and reputable insurers, insurance with respect to its assets and business against such liabilities, casualties, risks, and contingencies and in such types and amounts, including, without limitation, a fidelity bond or bonds in form and with coverage, with a company, and with respect to such individuals or groups of individuals, as satisfy prevailing FNMA, FHLMC, and GNMA requirements applicable to a qualified mortgage institution and otherwise as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, and
(b) upon Administrative Agent's request, furnish to Administrative Agent from time to time (i) a summary of its insurance coverage, in form and substance satisfactory to Administrative Agent, and (ii) originals or copies of the applicable policies.

     7.9 Take-Out Commitments. Borrower shall perform and observe in all material respects each of the provisions of each Take-Out Commitment on its part to be performed or observed and cause all things to be done that are necessary to have each item of Mortgage Collateral and the Collateral Documents covered by a Take-Out Commitment to comply with its requirements.

     7.10 Appraisals. Borrower shall promptly (a) permit Administrative Agent's and any Lender's authorized Representatives to discuss with Borrower's officers or with the appraisers furnishing Appraisals the procedures for preparation, review, and retention of, and to review and obtain copies of, all Appraisals pertaining to any Mortgage Collateral, and (b) upon Administrative Agent's or any Lender's request, cooperate with it to ascertain that the Appraisals comply with all Appraisal Laws.

     7.11 Indemnification. In consideration of the commitments by Administrative Agent and Lenders under the Loan Documents, Borrower shall Indemnify and defend each Administrative Agent, Lender, and their respective affiliates and representatives (collectively, the "Indemnified Parties"), and defend them and hold each of them harmless, against any and all losses, liabilities, claims, damages, deficiencies, interest, judgments, costs, or expenses, including, without limitation, reasonable Attorneys' Fees, incurred by any of them arising from or because of (A) any investigation, litigation, or other proceeding brought or threatened in connection with any Loan Document or the transactions contemplated by the Loan Documents, including, without limitation, any use by either company of the proceeds of borrowings, (B) any impoundment, attachment, or retention of any mortgage collateral or any failure of any investor to pay the entire purchase price of any mortgage collateral under any take-out commitment, (C) any alleged violation of any federal or State Law relating to usury in connection with any mortgage collateral, and (D) any representation made by any company under any Loan Document. Although each Indemnified Party is entitled to indemnification for any Indemnified Party's ordinary negligence, no Indemnified Party is entitled to indemnification for its own gross negligence, willful misconduct, or fraud. This indemnity survives the payment and performance of the obligation and termination of the Loan Documents.

SECTION 8. NEGATIVE COVENANTS. Until all commitments by Lenders to extend credit under this agreement have been canceled or terminated and the Obligation is fully paid and performed, Borrower covenants and agrees with Administrative Agent and Lenders as follows:

     8.1  Debt.  No Company may directly or indirectly create, incur, permit to
          ----
exist, or commit to create or incur (a) any Debt for what is commonly referred to in the industry as "wet borrowings" (i.e., borrowings under mortgage warehouse, mortgage repurchase, or similar financing arrangements that may be made without at least the original mortgage note in respect of such borrowings having been delivered to the lender or its custodian) except for Wet Borrowings under this agreement and wet borrowings in connection with any Permitted Debt for which the description below specifically allows for such wet borrowings, (b) any mortgage loan repurchase agreements except in connection with any Permitted Debt for which the description below specifically allows for mortgage loan repurchase agreements or as otherwise permitted by Administrative Agent in writing, or (c) any other Debt except the following (collectively, the "Permitted Debt"):

               (i)   Obligations to pay Taxes.

               (ii) Liabilities for accounts payable, non-capitalized equipment or operating leases, and similar liabilities if in each case incurred in the ordinary course of business.

               (iii) Accrued expenses, deferred credits, and loss contingencies that are properly classified as liabilities under GAAP.

               (iv)  The Obligation.

               (v) Up to $825,000 in Debt (including related letters of credit and reimbursement agreements) under a municipal bond financing facility with U.S. Bank National Association (formerly known as Colorado National Bank).

               (vi) Up to $1,235,000 in Debt under a land acquisition loan from First Security Bank, which can be replaced by up to $5,000,000 in Debt under a land acquisition/development loan from Bank One, Colorado.

               (vii) Up to $15,000,000 in warehouse Debt with Argo Federal Savings Bank that involves financings of a Company's origination or acquisition of mortgage loans until they are sold in the secondary market so long as, by no later than January 30, 2000, Bank One, Texas, N.A., is the collateral custodian on behalf of Argo Federal Savings Bank in connection with that facility or else the facility is no longer Permitted Debt.

               (viii) Up to $400,000 in Debt (but not warehouse-type Debt) under a facility with Piper-Jaffray (American Strategic Income Portfolio, Inc.) as that amount may be reduced but not increased at any time on or after the Closing Date.

               (ix) Debt under a Revolving Subordinated Loan Agreement between Borrower and Guarantor, providing (in terms acceptable to Administrative Agent) that any liabilities arising under the Revolving Subordinated Loan Agreement are expressly subordinated to the Obligation.

               (x) Guaranty by the Companies of up to $20,000,000 principal and all other indebtedness of Matrix Bancorp, Inc. under a combination revolving and term credit facility provided by U.S. Bank National Association, and other lenders, as that facility may be renewed, extended, amended, or restated from time to time.

               (xi) Debt (other than the above) incurred after the date of this agreement, never to exceed $250,000 unless approved by Administrative Agent in writing.

     8.2 Liens. No Company may (a) create, incur, permit to exist, enter into, or commit to enter into any arrangement or agreement (except the Loan Documents) that directly or indirectly prohibits any Company from creating or incurring any Lien on any of its assets, or (b) create, incur, permit to exist, or commit to create or incur any Lien on any of its assets except the following (collectively, the "Permitted Liens"):

               (i) Any interest or title of a lessor in assets being leased under any non-capitalized equipment or operating lease.

               (ii) Pledges or deposits that (a) do not encumber any Collateral and (b) are made to secure payment of workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits or to participate in any fund in connection with workers' compensation, unemployment insurance, pensions, or other social security programs.

               (iii) Good-faith pledges or deposits that (a) do not cover any Collateral and (b) are either (i) not in excess of 10% (excluding deposits put down for servicing portfolio purchases in the ordinary course of business) of the amounts due under, and made to secure, either Company's performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or (ii) made to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds benefitting any Company in the ordinary course of its business.

               (iv) Zoning and similar restrictions on the use of real property that do not materially impair the use of the real property and that are not violated by existing or proposed structures or land use.

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

               (v) The following if no Lien has been filed in any jurisdiction or agreed to: (a) Liens for Taxes not yet due and payable and (b) if, to the extent they cover any Collateral, they are subordinate to the Lender Liens in form and substance reasonably acceptable to Administrative Agent (c) mechanic's Liens and materialman's Liens for services or materials for which payment is not yet due and payable and (d) landlord's Liens for rent not yet due and payable.

               (vi) The following if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provision (if any) required by GAAP has been made, levy and execution continue to be stayed, any of which covering any Collateral must be subordinate to the Lender Liens in form and substance reasonably acceptable to Administrative Agent, and any of which do not in the aggregate materially detract from the value of the property of the Company in question, or materially impair the use of that property in the operation of its business: (a) claims and Liens for Taxes due and payable; (b) claims and Liens upon, and defects of title to, real or personal property (other than any Collateral), including any attachment of personal or real property or other legal process before adjudication of a dispute on the merits; (c) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like Liens; and (d) adverse judgments or orders on appeal for the payment of money.

               (vii)  Lender Liens.

               (viii) Liens (a) evidenced by any financing statements reflected in any UCC Search Reports described on Schedule 5 to the extent that they are not required to be terminated, partially released, amended, or subordinated as reflected in the conditions in Schedule 5 or (b) securing Permitted Debt.

     8.3 Loans, Advances, and Investments. No Company may make or commit to make any loan, advance, extension of credit, or capital contribution to, make or commit to make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person except the following (collectively, "Permitted Loans/Investments"):

          (a) Extensions of trade credit and other payables in the ordinary course of business.

          (b) Loans and advances to officers or employees of any Company that are (a) in the ordinary course of business for travel, entertainment, or relocation or (b) not in the ordinary course and are never more than a total outstanding of (i) $50,000 for any one officer, director, or employee or (ii) $50,000 for all of the Companies.

          (c) Mortgage Loans and Mortgaged Securities originated or acquired by Borrower in the ordinary course of its business.

          (d) Acquisition of securities or evidences of Debt of others when acquired by Borrower in settlement of accounts receivable or other Debts arising in the ordinary course of business so long as the total of all of those securities or evidences of Debt is not material to Borrower's financial condition.

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

          (e) Investments in obligations, with maturities of one year or less, issued or unconditionally guaranteed by, or issued by any of its agencies and backed by the full faith and credit of, the United States of America.

          (f) Demand deposit accounts maintained in the ordinary course of business.

          (g) Certificates of deposit issued by (a) any Lender or (b) any other commercial bank organized under the Laws of the United States of America or one of its states that has combined capital, surplus, and undivided profits of at least $250,000,000 and a rating of C or better by Thompson Bank Watch, Inc.

          (h) Eurodollar investments with (a) any Lender or (b) any other financial institution that has (i) combined capital, surplus, and undivided profits of at least $100,000,000 and (ii) a commercial-paper rating of at least P-1 or A-1 or (if it does not have a commercial-paper rating) a bond rating of at least A-1 or A- by Moody's Investors Service, Inc., or Standard & Poor's Corporation, respectively.

          (i) Investments in commercial paper (a) having a maturity of one year or less and (b) given the highest rating by a nationally-recognized-credit-rating agency.

          (j) Investments in municipal bonds acquired on or before the Closing Date.

          (k) An investment in real property in Ft. Lupton, Colorado, valued up to $5,000,000.

          (l) Investments in Pulte Corporation model homes, valued at no more than $500,000.

          (m) Loans to Approved Originators under Indirect-Warehouse Loans Agreements with a maximum commitment of $5,000,000 to each individual Approved Originator.

          (n) Other loans, advances, or investments, so long as the aggregate amount outstanding (defined as the amount of any such loans or advances plus the cost of any such investments) is never more than $100,000 at any one time.

At no time may the aggregate market value of all Permitted Loans/Investments (other than Mortgage Loans and Mortgage Securities described in Section 8.3(c) and loans described in Section 8.3(m) above) exceed an aggregate value of more than $6,000,000.

     8.4 Distributions. Borrower may not directly or indirectly pay or declare any Distribution in respect of any fiscal year (whether paid or declared before, during, or after such fiscal year) except (a) dividends payable solely in the form of capital stock, (b) cash distributions to Borrower's shareholders in an amount not to exceed 50% of Borrower's net cash income for that fiscal year (after adjustments for non-cash income and cash taxes) so long as no Default or Potential Default exists or would be created by the Distribution or (c) Distributions otherwise approved in writing by Determining Lenders.

     8.5 Merger or Consolidation. No Company may directly or indirectly merge or consolidate with or into any other Person except that any Company may merge into or be consolidated with any other Company so long as Borrower is the surviving corporation if it is involved.

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

     8.6 Liquidations and Dispositions of Assets. No Company may directly or indirectly dissolve or liquidate or sell, transfer, lease, or otherwise dispose of any material portion of its assets or business except for sales or other dispositions by Borrower, in the ordinary course of business, of (a) subject to
Section 9, part of its Servicing Portfolio, or (b) subject to Section 4, Mortgage Loans, Mortgage Securities, or Servicing Receivables that are Collateral, or (c) Mortgage Loans, Mortgage Securities, or Servicing Receivables that are not Collateral.

     8.7 Use of Proceeds. Borrower may not directly or indirectly use the proceeds of Borrowings (a) for any purpose other than as represented in this agreement, (b) for the funding or acquisition of construction or commercial loans, (c) for wages of employees, unless a timely payment to or deposit with the United States of America of all amounts of Tax required to be deducted and withheld with respect to such wages is also made, or (d) in violation of Regulation U or Section 7 of the Securities Exchange Act of 1934.

     8.8 Transactions with Affiliates. No Company may directly or indirectly enter into any transaction with any of its Affiliates other than transactions in the ordinary course of business or upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

     8.9 Employee Plans. Except where a Material-Adverse Event would not result, no Company may directly or indirectly permit any of the events or circumstances described in Section 6.12 to exist or occur.

     8.10 Compliance with Laws and Documents. No Company may directly or indirectly (a) violate the provisions of any Laws applicable to it or of any Material Agreement to which it is a party if that violation alone or with all other violations is a Material-Adverse Event or (b) violate the provisions of its charter or bylaws or repeal, replace or amend any provision of its charter or bylaws if any such action is a Material-Adverse Event.

     8.11 Government Regulations. No Company may directly or indirectly conduct its business in a way that it becomes regulated under the Investment Company Act of 1940.

     8.12 Fiscal Year Accounting. No Company may directly or indirectly change its fiscal year nor use any accounting method other than GAAP.

     8.13 New Businesses. No Company may directly or indirectly engage in any business except the businesses in which it or any of its Affiliates is presently engaged and any other reasonably-related business.

     8.14 Assignment. No Company may directly or indirectly assign or transfer any of its Rights, duties, or obligations under any of the Loan Documents.

     8.15 Other Facilities. No Company may directly or indirectly receive advances under any other warehouse- or servicing-type facility except as provided in this agreement or as approved in writing by Administrative Agent.

     8.16 Underwriting Guidelines. No Company may make any material change to its underwriting guidelines.

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

SECTION 9.  FINANCIAL COVENANTS.  Until all commitments by Lenders to extend
            -------------------
credit under this agreement have been canceled or terminated and the Obligation is fully paid and performed, Borrower covenants and agrees with Administrative Agent and Lenders as follows:

     9.1    Net Worth.

            (a)  The Companies' Net Worth may never be less than the greater of:
     (i) $13,000,000, or (ii) 90% of actual Net Worth as of the preceding fiscal year end, plus 90% of positive Net Income for each Calender Month following such date, plus 90% of all contributions to any Company's stockholders' equity made on or after such date.

            (b) The Companies' Adjusted-Net Worth may never be less than the greater of: (i) $25,000,000, or (ii) 90% of actual Adjusted-Net Worth as of the preceding fiscal year end, plus 90% of positive Net Income for each Calender Month following such date, plus 90% of all contributions to any Company's stockholders' equity made on or after such date (other than Subordinated Debt under the Revolving Subordinated Loan Agreement).

            (c) The Companies' Adjusted-Tangible-Net Worth may never be less than the greater of: (i) $25,000,000, or (ii) 90% of actual Adjusted-Tangible-Net Worth as of the preceding fiscal year end, plus 90% of positive Net Income for each Calender Month following such date, plus 90% of all contributions to any Company's stockholders' equity made on or after such date.

     9.2 Leverage. The ratio of the Companies' Total-Adjusted Debt to Adjusted-Tangible-Net Worth may never exceed 8.0 to 1.0.

     9.3 Servicing Leverage. The ratio of outstanding Term-Line Borrowings to the Companies' Adjusted-Net Worth may never exceed 2.5 to 1.0.

     9.4 Subordinated Debt Leverage. The ratio of any Permitted Debt outstanding under the Revolving Subordinated Loan Agreement to the Companies' Net Worth may never exceed 2.0 to 1.0.

     9.5 Cash Flow. The ratio of the Companies' historical Cash Flow to historical CMLTD may never be less than 1.3 to 1.0 at the end of any 12-month period, calculated as of the last day of each Calendar Month.

     9.6 Servicing Portfolio. The Servicing Portfolio may never be less than $4,000,000,000. Agency servicing must represent a minimum of 65% of the total Servicing Portfolio.

     9.7 Servicing Delinquencies. The ratio of mortgage loans in the Servicing Portfolio that are 30 days or more delinquent, or in foreclosure or bankruptcy, to the Servicing Portfolio, may not exceed 8.0%. The ratio of mortgage loans in the Servicing Portfolio that are 90 days or more delinquent, or in foreclosure or bankruptcy, to the Servicing Portfolio, may not exceed 3.0%.

     9.8    Debt to Servicing Portfolio.

            (a) The Principal Debt of Term-Line Borrowings may never exceed the lesser of either (i) 1.25% of the unpaid principal balance of the Servicing Portfolio, or (ii) 70% of the Appraised Value of the Servicing Portfolio.

             (b) The Principal Debt of Working-Capital Borrowings and Term-Line Borrowings may never exceed the lesser of either (i) 1.25% of the unpaid principal balance of the Servicing Portfolio, or (ii) 95% of the Appraised Value of the Servicing Portfolio.

SECTION 10.  DEFAULTS AND REMEDIES.

     10.1 Default. The term "Default" means the existence or occurrence of any one or more of the following:

             (a) Obligation. Borrower fails to pay (i) any interest on the Obligation when due under the Loan Documents and that failure continues for five days or (ii) any other part of the Obligation when due under the Loan Documents.

             (b) Covenants. Any Company fails to punctually and properly perform, observe, and comply with any (i) any covenant, agreement, or condition under Sections 8 or 9 or (ii) any covenant, agreement, or condition contained in any of the Loan Documents, other than covenants to pay the Obligation and the covenants listed in clause (i) above and that failure continues for a period of 15 calendar days after any Company has, or, with the exercise of reasonable investigation, should have, notice of it.

             (c) Misrepresentation. Any material statement, warranty, or representation by or on behalf of any Company or Guarantor in any Loan Document or other writing authored by any Company or Guarantor and furnished in connection with the Loan Documents, proves to have been incorrect or misleading in any material respect as of the date made or deemed made.

             (d) Debtor Law. Any Company or Guarantor (i) is not Solvent, (ii) fails to pay its Debts generally as they become due, (iii) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Law, or (iv) becomes a party to or is made the subject of any proceeding provided for by any Debtor Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of Administrative Agent or any Lender granted in the Loan Documents unless, if the proceeding is involuntary, the applicable petition is dismissed within 60 days after its filing.

             (e) Other Debt. Any Company or Guarantor fails to make any payment due on any Debt or security (with respect to which any Company or Guarantor has redemption, sinking fund, or other purchase obligations) or any event occurs or any condition exists in respect of any Debt or security of any Company or Guarantor, the effect of which is (i) to cause or to permit any holder of that Debt or security or a trustee to cause (whether or not it elects to cause) any of that Debt or security to become due before its stated maturity or its regularly scheduled payment dates, or (ii) to permit a trustee or the holder of any security (other than common stock of any Company or Guarantor) to elect (whether or not it does elect) a majority of the directors on the board of directors of that Company or Guarantor.

             (f) Judgments. Any Company or Guarantor fails to pay any money judgment against it at least ten days prior to the date on which any of the assets of that Company or Guarantor may be lawfully sold to satisfy that judgment.

             (g) Attachments. The failure to have discharged within a period of 30 days after the commencement of any attachment, sequestration, or similar proceeding against any of the assets of any Company or Guarantor.

             (h) Unenforceability. Any material provision of any Loan Document for any reason ceases to be in full force and effect or is fully or partially declared null and void or unenforceable or the validity or enforceability of any Loan Document is challenged or denied by any Company.

             (i) Change of Control. Any (i) material change in the ownership or management of Borrower or any Guarantor from that ownership and management as it exists on the date of this agreement or (ii) failure to provide advance notice of any change in ownership or management.

             (j) Agency Qualifications. (i) Borrower fails to meet any GNMA seller or servicing standard or requirement that is a Material-Adverse Event, (ii) GNMA revokes or terminates Borrower's Right to service for GNMA, (iii) GNMA issues a letter of extinguishment under any GNMA guaranty agreement, (iv) Borrower ceases to be an eligible issuer or servicer for either FNMA or FHLMC, (v) FNMA or FHLMC impose any sanctions upon Borrower resulting in a Material-Adverse Event, (vi) FNMA or FHLMC terminate or revoke Borrower's Right to service for FNMA or FHLMC, or (vii) FNMA or FHLMC initiate any transfer of servicing from Borrower.

             (k) LCs. Administrative Agent is served with, or becomes subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and either (a) a drawing has occurred under the LC, and Borrower has refused to reimburse Administrative Agent for payment, or (b) the expiration date of the LC has occurred, but the Right of the beneficiary to draw under the LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding, and Borrower has failed to deposit with Administrative Agent cash collateral in an amount equal to Administrative Agent's maximum exposure under the LC.

     10.2    Remedies.

             (a) Debtor Law. Upon the occurrence of a Default under Section 10.1(d), the commitments of Lenders to extend credit under this agreement automatically terminate and the full Obligation is automatically due and payable, without presentment, demand, notice of default, notice of the intent to accelerate, notice of acceleration, or other requirements of any kind, all of which are expressly waived by Borrower.

             (b) Other Defaults. While a Default exists, other than those described in clause (a) above, Administrative Agent may and, upon the direction of Determining Lenders, shall declare the Obligation to be immediately due and payable, whereupon it shall be due and payable, whereupon the commitments of Lenders to extend credit under this agreement are then automatically terminated.

             (c) Other Remedies. Following the termination of the commitments of Lenders to extend credit under this agreement and the acceleration of the Obligation, Administrative Agent may (and, at the direction of Determining Lenders, shall) do any one or more of the following: (i) Reduce any claim to judgment; (ii) foreclose upon or otherwise enforce any Lender Liens; (iii) demand payment of an amount equal to the LC Exposure then existing and retain as collateral for the LC

     Exposure any amounts received from any Company or from any property of any Company, through offset, or otherwise; and (iv) exercise any other Rights in the Loan Documents, at Law, in equity, or otherwise that Determining Lenders may direct. Should any Default continue that, in Administrative Agent's opinion, materially and adversely affects the Collateral or the interests of the Lenders under this agreement, Administrative Agent may, in a notice to the Lenders of that Default set forth one or more actions that Administrative Agent, in its opinion, believes should be taken. Unless otherwise directed by Determining Lenders (excluding the Lender serving as Administrative Agent) within ten days following the date of the notice setting forth the proposed action or actions, Administrative Agent may, but shall not be obligated to, take the action or actions set forth in that notice.

     10.3 Right of Offset. Borrower hereby grants to Administrative Agent and to each Lender a right of offset, to secure the repayment of the Obligation, upon any and all monies, securities, or other property of Borrower, and the proceeds therefrom now or hereafter held or received by or in transit to Administrative Agent or such Lender from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or special, time or demand, provisional or final) and credits of Borrower, and any and all claims of Borrower against Administrative Agent or such Lender, at any time existing. Upon the occurrence of any Default, Administrative Agent and each Lender are authorized at any time and from time to time, without notice to either Company, to offset, appropriate, and apply any and all of those items against the Obligation, subject to Section
3.6. Notwithstanding anything in this section or elsewhere in this agreement to the contrary, neither Administrative Agent nor any other Lender shall have any right to offset, appropriate, or apply any accounts of Borrower which consist of escrowed funds (except and to the extent of any beneficial interest which Borrower have in such escrowed funds) which have been so identified by any Company in writing at the time of deposit thereof.

     10.4 Waivers. Borrower waives any right to require Administrative Agent to (a) proceed against any Person, (b) proceed against or exhaust any of the Collateral or pursue its Rights and remedies as against the Collateral in any particular order, or (c) pursue any other remedy in its power. Administrative Agent shall not be required to take any steps necessary to preserve any Rights of any Company against any Person from which any Company purchased any Mortgage Loans or to preserve Rights against prior parties. Borrower and each surety, endorser, guarantor, pledgor, and other party ever liable or whose property is ever liable for payment of any of the Obligation jointly and severally waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agree that their or their property's liability with respect to the Obligation, or any part thereof, shall not be affected by any renewal or extension in the time of payment of the Obligation, by any indulgence, or by any release or change in any security for the payment of the Obligation, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number thereof.

     10.5 Performance by Administrative Agent. Should any covenant, duty, or agreement of any Company fail to be performed in accordance with the terms of this agreement or of any document delivered under this agreement, Administrative Agent may, at its option, after notice to Borrower, as the case may be, perform, or attempt to perform, such covenant, duty, or agreement on behalf of that Company and shall notify each Lender that it has done so. In such event, Borrower shall jointly and severally, at the request of Administrative Agent, promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at its principal place of business, together with interest thereon at the Maximum Rate from the date of such expenditure by Administrative Agent until paid. Notwithstanding the foregoing, it is expressly understood that Administrative Agent does not assume and shall never have, except by express written consent of Administrative Agent, any liability or responsibility for the performance of any duties of any Company under this agreement or under any other document delivered under this agreement.

     10.6 No Responsibility. Except in the case of fraud, gross negligence, or willful misconduct, neither Administrative Agent nor any of its officers, directors, employees, or attorneys shall assume, or ever have any liability or responsibility for, any diminution in the value of the Collateral or any part of the Collateral.

     10.7 No Waiver. The acceptance by Administrative Agent or any Lender at any time and from time to time of partial payment or performance by any Company of any of their respective obligations under this agreement or under any Loan Document shall not be deemed to be a waiver of any Default then existing. No waiver by Administrative Agent or any Lender shall be deemed to be a waiver of any other then existing or subsequent Default. No delay or omission by Administrative Agent or any Lender in exercising any right under this agreement or under any other document required to be executed under or in connection with this agreement shall impair such right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under this agreement or otherwise.

     10.8 Cumulative Rights. All Rights available to Administrative Agent and the Lenders under this agreement or under any other document delivered under this agreement shall be cumulative of and in addition to all other Rights granted to Administrative Agent and the Lenders at Law or in equity, whether or not the Notes be due and payable and whether or not Administrative Agent shall have instituted any suit for collection, foreclosure, or other action in connection with this agreement or any other document delivered under this agreement.

     10.9 Rights of Individual Lenders. No Lender shall have any right by virtue of, or by availing itself of, any provision of this agreement to institute any actions or proceedings at Law, in equity, or otherwise (excluding any actions in bankruptcy), upon or under or with respect to this agreement, or for the appointment of a receiver, or for any other remedy under this agreement, unless (a) the Determining Lenders previously shall have given to Administrative Agent written notice of a Default and the continuance thereof, including a written request upon Administrative Agent to institute such action or proceedings in its own name and offering to indemnify Administrative Agent against the costs, expenses and liabilities to be incurred therein or thereby,
(b) Administrative Agent, for ten Business Days after its receipt of such notice, shall have failed to institute any such action or proceeding, and (c) no direction inconsistent with such written request shall have been given to Administrative Agent by Determining Lenders. It is understood and intended, and expressly covenanted by the taker and holder of every Note with every other taker and holder and Administrative Agent, that no one or more holders of Notes shall have any right in any manner whatever by virtue, or by availing itself, of any provision of this agreement to affect, disturb or prejudice the Rights of any other Lenders, or to obtain or seek to obtain priority over or preference to any other such Lender, or to enforce any right under this agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Lenders. For the protection and enforcement of the provisions of this Section 10.9, each and every Lender and Administrative Agent shall be entitled to such relief as can be given either at law or in equity.

     10.10 Notice to Administrative Agent. Should any Default or Potential Default occur and be continuing, any Lender having actual knowledge thereof shall notify Administrative Agent and Borrower of the existence thereof, but the failure of any Lender to provide that notice shall not prejudice that Lender's Rights under this agreement.

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

     10.11 Costs. All court costs, reasonable attorneys' fees, other costs of collection, and other sums spent by Administrative Agent or any Lender in the exercise of any Right provided in any Loan Document is payable to Administrative Agent or that Lender, as the case may be, on demand, is part of the Obligation, and bears interest at the Default Rate from the date paid by Administrative Agent or any Lender to the date repaid by Borrower.

SECTION 11  AGENT.

     11.1 Authorization and Action. Each Lender hereby appoints Administrative Agent as Administrative Agent under the Loan Documents and authorizes Administrative Agent to take such action on its behalf and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto. As to any matter not expressly provided for by this agreement (including, without limitation, enforcement or collection of the Notes), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Lenders, and those instructions shall be binding upon all Lenders and all holders of the Notes. However, that Administrative Agent shall not be required to take any action that exposes Administrative Agent to personal liability or that is contrary to this agreement or applicable Laws. Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of the Loan Documents.

     11.2 Administrative Agent's Reliance, Etc. Notwithstanding anything to the contrary in any Loan Document, neither Administrative Agent nor any of its Representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Administrative Agent: (a) May treat the payee of any Note as the holder thereof; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it or Borrower and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this agreement on the part of Borrower or to inspect the property (including the books and records) of Borrower, except receipt of delivery of the items required under Sections 3.2, 4.1, 4.3, and 7.1; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

     11.3 Administrative Agent and Affiliates. With respect to Borrowings made by it, and the one or more Notes issued to it, Administrative Agent shall have the same rights and powers under this agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and the Affiliates of Administrative Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any of its Affiliates and any Person who may do

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

business with or own securities of Borrower or any of its Affiliates, all as if Administrative Agent was not Administrative Agent and without any duty to account therefor to Lenders.

     11.4 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on the financial statements referred to in Sections 6.6 and 7.1 of this agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter this agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, make its own credit decisions in taking or not taking action under this agreement.

     11.5 Indemnification. Lenders shall indemnify Administrative Agent (to the extent not reimbursed by Borrower), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this agreement or any action taken or omitted by Administrative Agent under this agreement (including any of same which may result from the negligence, but not gross negligence, of Administrative Agent). However, no Lender shall be liable for any portion of those liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this agreement, to the extent that Administrative Agent is not reimbursed for such expenses by Borrower.

     11.6 Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to Lenders and Borrower and may be removed at any time with or without cause by 100% of Lenders. Upon any such resignation or removal, 100% of Lenders shall have the right to appoint a successor Administrative Agent in the capacity of Administrative Agent. If no successor Administrative Agent shall have been so appointed by 100% of Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be any other Lender at the time of resignation or removal of Administrative Agent, or, otherwise, a commercial bank or savings bank organized under the laws of the United States of America or of any state thereof which has a combined capital and surplus of at least $200,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from any further duties, and obligations under this agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this agreement. The appointment of a successor Administrative Agent shall not release the retiring Administrative

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

Agent from any liability it may have for any actions taken or omitted to be taken by it while it was Administrative Agent under this agreement.

     11.7 Inspection. Administrative Agent shall permit any officer, employee, agent of Borrower or any Lender which may so request to visit and inspect the premises on which the custodial duties of Administrative Agent hereunder are performed, examine the books and records of Administrative Agent which pertain to such custodial duties, take copies and extracts therefrom, and discuss the performance of such custodial duties with the officers, accountants and auditors of Administrative Agent that are responsible therefor, all at such reasonable times and as often as Borrower or any Lender may desire.

SECTION 12. MISCELLANEOUS.

     12.1 Nonbusiness Days. Any action that is due under any Loan Document on a non-Business Day may be delayed until the next Business Day. However, interest accrues on any payment until it is made.

     12.2 Communications. Unless otherwise stated, a communication under any Loan Document to a party to this agreement must be written to be effective and is deemed given:

            (a) For Borrowing Requests, Collateral Delivery-Notices, Shipping Requests, and Release Requests, only when actually received by Administrative Agent.

            (b) Otherwise, if by fax, when transmitted to the appropriate fax number, but, without affecting the date deemed given, the fax must be promptly confirmed by telephone.

            (c) Otherwise, if by mail, on the third Business Day after enclosed in a properly addressed, stamped, and sealed envelope deposited in the appropriate official postal service.

            (d) Otherwise, when actually delivered.

Until changed by written notice to each other party to this agreement, the address and fax number are stated for (a) Borrower and Administrative Agent, beside their names on the signature pages below, and (b) each Lender, beside its name on Schedule 2.

     12.3 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under the Loan Documents must be satisfactory to Administrative Agent and its counsel.

     12.4 Exceptions to Covenants. An exception to any Loan Document covenant does not permit violation of any other Loan Document covenant.

     12.5 Survival. All Loan Document provisions survive all closings and are not affected by any investigation made by any party.

     12.6 Governing Law. Unless otherwise stated, each Loan Document must be construed, and its performance enforced, under the Laws of the State of Texas and the United States of America.

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

     12.7 Invalid Provisions. If any provision of a Loan Document is judicially determined to be unenforceable, all other provisions of it remain enforceable. If the provision determined to be unenforceable is a material part of that Loan Document, then, to the extent lawful, it shall be replaced by a judicially-construed provision that is enforceable but otherwise as similar in substance and content to the original provision as the context of it reasonably allows.

     12.8 Conflicts Between Loan Documents. The provisions of this agreement control if in conflict (i.e., the provisions contradict each other as opposed to a Loan Document containing additional provisions not in conflict) with the provisions of any other Loan Document.

     12.9 Discharge and Certain Reinstatement. Borrower's obligations under the Loan Documents remain in full force and effect until no Lender has any commitment to extend credit under the Loan Documents and the Obligation is fully paid (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents). If any payment under any Loan Document is ever rescinded or must be restored or returned for any reason, then all Rights and obligations under the Loan Documents in respect of that payment are automatically reinstated as though the payment had not been made when due.

     12.10 Amendments, Consents, Conflicts, and Waivers. An amendment of, or an approval, consent, or waiver by Administrative Agent or by one or more Lenders under, any Loan Document must be in writing and must be:

            (a) Borrower and Administrative Agent. Executed by Borrower and Administrative Agent if it purports to reduce or increase any fees payable to Administrative Agent by Borrower.

            (b) Borrower, Administrative Agent, and All Lenders. Executed by Borrower and Administrative Agent and executed or approved in writing by all Lenders if action of all Lenders is specifically provided in any Loan Document or if it purports to (i) except as otherwise stated in this
     Section 12.10, extend the due date or decrease the scheduled amount of any payment under, or reduce the rate or amount of interest, fees, or other amounts payable to Administrative Agent or any Lender under, any Loan Document, (ii) change the definition of Borrowing Base (or any component of it), Commitment Percentage, Determining Lenders, Market Value, Termination Percentage, Tranche A-Stated-Termination Date, Tranche B-Stated-Termination Date or Warehouse-Stated-Termination Date, or (iii) partially or fully release any Guaranty or any Collateral except releases of Collateral contemplated in this agreement.

            (c) Borrower, Administrative Agent, and Determining Lenders. Otherwise (i) for this agreement, executed by Borrower, Administrative Agent, and Determining Lenders, or (ii) for other Loan Documents, approved in writing by Determining Lenders and executed by Borrower, Administrative Agent, and any other party to that Loan Document.

No course of dealing or any failure or delay by Administrative Agent, any Lender, or any of their respective Representatives with respect to exercising any Right of Administrative Agent or any Lender under the Loan Documents operates as a waiver of that Right. An approval, consent, or waiver is only effective for the specific instance and purpose for which it is given. The Loan Documents may only be supplemented by agreements, documents, and instruments delivered according to their respective express terms.

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

     12.11 Multiple Counterparts. Any Loan Document may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document. This agreement is effective when counterparts of it have been executed and delivered to Administrative Agent by each Lender, Administrative Agent, and Borrower, or, in the case only of those Lenders, when Administrative Agent has received faxed or other evidence satisfactory to it that each Lender has executed and is delivering to Administrative Agent a counterpart of it.

     12.12 Parties. This agreement binds and inures to Borrower, each Lender, Administrative Agent, and their respective successors and permitted assigns. Only those Persons may rely upon or raise any defense about this agreement.

            (a) Assignment by Companies. No Company may assign any Rights or obligations under any Loan Document without first obtaining the written consent of Administrative Agent and all Lenders.

            (b) Assignment by Lender. Any Lender may assign, pledge, and otherwise transfer all or any of its Rights and obligations under the Loan Documents either (i) to a Federal Reserve Bank without the consent of any party to this agreement so long as that Lender is not released from its obligations under the Loan Documents, or (ii) otherwise in the ordinary course of its lending business and in accordance with all Laws, and with
     Section 12.13 or 12.14 so long as (A) except for assignments, pledges, and other transfers by a Lender to its Affiliates, the written consent of Borrower and Administrative Agent, which may not be unreasonably withheld, must be first obtained, (B) the assignment or transfer (other than a pledge) does not involve a purchase price that directly or indirectly reflects a discount from face value unless that Lender first offered that assignment or transfer to the other Lenders on ratable basis according to their Commitment Percentages, (C) neither Borrower nor Administrative Agent are required to incur any cost or expense incident to any assignment, pledge, or other transfer by any Lender, all of which are for the account of the assigning, pledging, or transferring Lender and its assignee, pledgee, or transferee as they may agree, and (D) if the Participant or Purchaser is organized under the Laws of any jurisdiction other than the United States of America or any of its states, it complies with Section 3.13.

            (c) Otherwise Void. Any purported assignment, pledge, or other transfer in violation of this section is void from beginning and not effective.

     12.13 Participations. Subject to Section 12.12(b) and this section and only if no Default exists, a Lender may at any time sell to one or more Persons (each a "Participant") participating interests in its Commitment and its share of the Obligation.

            (a) Additional Conditions. For each participation (i) the selling Lender must remain, and the Participant may not become, a "Lender" under this agreement, (ii) the selling Lender's obligations under the Loan Documents must remain unchanged, (iii) the selling Lender must remain solely responsible for the performance of those obligations, (iv) the selling Lender must remain the holder of its one or more Notes and its share of the Obligation for all purposes under the Loan Documents, and (v) Borrower and Administrative Agent may continue to deal solely and directly with the selling Lender in connection with those Rights and obligations.

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

            (b) Participant Rights. The selling Lender may obtain for each of its Participants the benefits of the Loan Documents related to participations in its share of the Obligation, but Borrower is never obligated to pay any greater amount that would be due to the selling Lender under the Loan Documents calculated as though no participation had been made. Otherwise, Participants have no Rights under the Loan Documents except certain permitted voting Rights described below.

            (c) Participation Agreements. An agreement for a participating interest (i) may only provide to a Participant voting Rights in respect of any amendment of or approval, consent, or waiver under any Loan Document related to the matters in Section 12.10(b) if it also provides for a voting mechanism that a majority of that selling Lender's Commitment Percentage or Termination Percentage, as the case may be (whether directly held by that selling Lender or participated) controls the vote for that selling Lender, and (ii) may not permit a Participant to assign, pledge, or otherwise transfer its participating interest in the Obligation to any Person except any Lender or its Affiliates.

     12.14 Transfers. Subject to Section 12.12(b) and this section and only if no Default exists, a Lender may at any time sell to one or more financial institutions (each a "Purchaser") all or part of its Rights and obligations under the Loan Documents.

            (a) Additional Conditions. The sale (i) must be accomplished by the selling Lender and Purchaser executing and delivering to Administrative Agent and Borrower an Assignment and (ii) may not occur until the selling Lender pays to Administrative Agent an administrative-transfer fee of $2,500.

            (b) Procedures. Upon satisfaction of the foregoing conditions and as of the Effective Date in the assignment and assumption agreement, which may not be before delivery of that document to Administrative Agent and Borrower, then (i) a Purchaser is for all purposes a Lender party to, with all the Rights and obligations of a Lender under, this agreement, with a Commitment as stated in the assumption agreement, (ii) the selling Lender is released from its obligations under the Loan Documents to a corresponding extent, (iii) Schedule 2 is automatically deemed to reflect the name, address, and Commitment of the Purchaser and the reduced Commitment of the selling Lender, and Administrative Agent shall deliver to Borrower and Lenders an amended Schedule 2 reflecting those changes, (iv) Borrower shall execute and deliver to each of the selling Lender and the Purchaser a Note, each based upon their respective Commitments following the transfer, (v) upon delivery of the one or more Notes under clause (iv) above, the selling Lender shall return to the appropriate Company all Notes previously delivered to it under this agreement, and (vi) the Purchaser is subject to all the provisions in the Loan Documents, the same as if it were a Lender that executed this agreement on its original date.

     12.15 Jurisdiction; Venue; Service of Process; and Jury Trial. Each Party, in each case for itself, its successors and assigns (and in the case of Borrower, for each of its subsidiaries), (A) irrevocably submits to the Nonexclusive Jurisdiction of The State and Federal Courts located in Texas, and agrees and consents that service of process may be made upon it in any legal proceeding arising out of or in connection with The Loan Documents and the obligation by service of process as provided By Texas Law, (B) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any litigation arising out of or in connection with the Loan Documents and the obligation brought in any such

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court, (c) irrevocably waives any claims that any litigation brought in any such court has been brought in an inconvenient forum, (d) agrees to designate and maintain an Administrative Agent for service of process in Dallas, Texas, in connection with any such litigation and to deliver to Administrative Agent evidence thereof, if requested, (e) irrevocably consents to the service of process out of any of the aforementioned courts in any such litigation by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, at its address set forth herein, (f) irrevocably agrees that any legal proceeding against any party arising out of or in connection with the loan documents or the obligation shall be brought in one of the aforementioned courts, and (g) irrevocably waives, to the fullest extent permitted by law, its respective rights to a jury trial of any claim or cause of action based upon or arising out of any loan document or the transactions contemplated thereby. the scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower (for itself and on behalf of each of its Subsidiaries) and each other party to this agreement acknowledge that this waiver is a material inducement to the agreement of each party hereto to enter into a business relationship, that each has already relied on this waiver in entering into this agreement, and each will continue to rely on each of such waivers in related future dealings. Borrower (for itself and on behalf of each of its Subsidiaries) and each other party to this agreement warrant and represent that they have reviewed these waivers with their legal counsel, and that they knowingly and voluntarily agree to each such waiver following consultation with legal counsel. The waivers in this Section 12.15 are irrevocable, meaning that they may not be modified either orally or in writing, and these waivers shall apply to any subsequent amendments, supplements, and replacements to or of this or any other Loan Document. In the event of Litigation, this agreement may be filed as a written consent to a trial by the court.

     12.16 Limitation of Liability. Neither Administrative Agent nor any Lender shall be liable to any Company for any amounts representing indirect, special, or consequential damages suffered by any Company, except where such amounts are based substantially on willful misconduct by Administrative Agent or any Lender, but then only to the extent any damages resulting from such wilful misconduct are covered by Administrative Agent's and the other Lenders' fidelity bond or other insurance.

     12.17 Entire Agreement. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

     12.18 Restatement of Existing Loan Agreement, Repayment of Non-Participating Existing Lenders, and Settlement of Funds. The parties hereto agree that, on the Closing Date, after all conditions precedent set forth in
Section 5 have been satisfied or waived: (a) the Obligation (as defined in this agreement) represents, among other things, the amendment, extension, consolidation, and modification of the "Obligation" (as defined in the Existing Loan Agreement); (b) this agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Existing Loan Agreement; (c) the Second Amended and Restated Guaranty executed pursuant to this agreement as of the Closing Date is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Amended and Restated Guaranty executed and delivered pursuant to the Existing Loan Agreement; (d) the Notes executed pursuant

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to this agreement amend, renew, extend, modify, replace, substitute for and supersede in their entirety (but do not extinguish, the Debt arising under) the promissory notes issued pursuant to the Existing Loan Agreement (other than Debt owed to Existing Lenders who are not continuing as a Lender under this agreement, which Debt is being repaid); and (e) the entering into and performance of their respective obligations under this agreement and the transactions evidenced hereby do not constitute a novation. Additionally, the following allocations and payments by the parties indicated will be made in order to reflect the amended and restated commitments and the Lenders' Commitment Percentages thereof:

          (a) On the Closing Date, after all conditions precedent set forth in
     Section 5 have been satisfied or waived, all outstanding indebtedness under the Existing Loan Agreement owed to any Existing Lender that has not continued to be a Lender under this Agreement shall be repaid in full by Borrower and such Existing Lender's commitments under the Existing Loan Agreement shall be terminated.

          (b) Each Lender which was an Existing Lender will fund, if positive, an amount equal to the difference between (i) its Commitment Percentage of the Principal Debt outstanding under this agreement, including, without limitation, its Commitment Percentage of any Borrowings made, and (ii) its ratable portion of the aggregate unpaid principal balance of all borrowings under the Existing Loan Agreement.

                     remainder of page intentionally blank
                            signature page follows

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     EXECUTED as of the date first stated in this Second Amended and Restated
Loan Agreement.

Matrix Financial Services Corporation             MATRIX FINANCIAL SERVICES
201 West Coolidge Street                          CORPORATION, as Borrower
Phoenix, AZ 85013-2710
Attn:  George R. Bender, President                By  /s/ George R. Bender
                                                    ----------------------------
Tel  602-631-4305                                   George R. Bender, President
Fax  602-631-4370


BANK ONE, TEXAS, N.A., as Administrative          U.S. BANK NATIONAL
 Agent and a Lender                               ASSOCIATION, as a Lender

By  /s/ Carol L. Whitley                          By  /s/ Susan Derber
    ----------------------------                  ------------------------------
Carol L. Whitley, Vice President                  Susan Derber, Vice President

RESIDENTIAL FUNDING
CORPORATION, as a Lender


By  /s/ Mitchell K. Nomura
    ----------------------------
    Mitchell K. Nomura, Director


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